                                                Filed pursuant to Rule 424(b)(2)
                                                Registration No. 333-87363

          Prospectus Supplement to Prospectus dated January 12, 2000.

                                 $450,000,000

                      Everest Reinsurance Holdings, Inc.

                                 $250,000,000

                     8.50% Senior Notes due March 15, 2005

                                 $200,000,000

                     8.75% Senior Notes due March 15, 2010

                               ----------------

    Everest Holdings will pay interest on the 8.50% notes and on the 8.75% notes on March 15 and September 15 of each year. The first such payment on the 8.50% notes and on the 8.75% notes will be made on September 15, 2000. The 8.50% notes and the 8.75% notes will both be issued only in denominations of $1,000 and integral multiples of $1,000.

    Everest Holdings has the option to redeem all or a part of the 8.75% notes at any time at the redemption prices set forth in this prospectus supplement.

    Everest Holdings will apply to list the notes on the New York Stock
Exchange.

    See "Risk Factors" beginning on page S-5 to read about factors you should consider before buying the notes.

                               ----------------

    Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                               ----------------

                                  Per 8.50%              Per 8.75%
                                    Note       Total       Note       Total
                                  ---------    -----     ---------    -----
Initial public offering price....  99.823%  $249,557,500  99.475%  $198,950,000
Underwriting discount............   0.600%  $  1,500,000   0.650%  $  1,300,000
Proceeds, before expenses, to
 Everest Holdings................  99.223%  $248,057,500  98.825%  $197,650,000

    The initial public offering prices set forth above do not include accrued interest, if any. Interest on the notes will accrue from March 14, 2000 and must be paid by the purchaser if the notes are delivered after March 14, 2000.

                               ----------------

    The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on March 14, 2000.

Goldman, Sachs & Co.

                     Donaldson, Lufkin & Jenrette

                                           First Union Securities, Inc.

                               ----------------

                  Prospectus Supplement dated March 9, 2000.

                                EVEREST HOLDINGS

Business Operations

    We underwrite property and casualty reinsurance on a treaty and facultative basis for reinsurance and insurance companies in the United States and selected international markets through our subsidiary, Everest Reinsurance Company, referred to in this document as Everest Re. Reinsurance is a form of insurance purchased by an insurance company to indemnify it for all or part of the loss that it may sustain under insurance contracts that it has written. Insurance companies purchasing reinsurance are often referred to as ceding companies or reinsureds. Underwriting reinsurance on a treaty basis means that Everest Re reinsures one or more insurance companies pursuant to an agreement called a treaty, which sets forth the terms and conditions of the reinsurance. Treaties generally automatically reinsure a specific line or class of business. Underwriting reinsurance on a facultative basis means that Everest Re reinsures one specific policy as opposed to the reinsurance of a specific line or class of business.

    Everest Re writes reinsurance both through brokers and directly with ceding companies, giving it the flexibility to pursue business regardless of the ceding company's preferred reinsurance purchasing method. Everest Re and its subsidiaries also write primary property and casualty insurance. Primary insurance is purchased by insureds to pay amounts to them for economic losses sustained from unexpected events. Based on industry data at December 31, 1998 published by the Reinsurance Association of America, Everest Re is the sixth largest reinsurance company in the United States, ranked by statutory surplus. Statutory surplus is the amount by which the assets of an insurer exceed the insurer's liabilities, including the amounts required by law to be established as reserves for the insurer's insurance obligations.

    Our principal executive offices are located at 477 Martinsville Road, P.O. Box 830, Liberty Corner, New Jersey 07938-0830, and our telephone number is
(908) 604-3000.

The Restructuring

    On February 23, 2000, our stockholders approved a plan to restructure Everest Reinsurance Holdings, Inc., referred to in this document as Everest Holdings, and its subsidiaries as follows:

  . Everest Re Group, Ltd., a company organized in Bermuda and with its principal executive offices in Barbados and referred to in this document as Everest Group, became the new publicly-owned parent corporation of Everest Holdings.

  . Each outstanding share of common stock of Everest Holdings automatically converted into one common share of Everest Group.

  . Everest Holdings, as a subsidiary of Everest Group, will continue to act as the holding company for the subsidiaries of Everest Holdings in the United States and Canada.

  . Everest Group will also be the holding corporation for a new Bermuda-based reinsurance subsidiary, Everest Reinsurance (Bermuda), Ltd., referred to in this document as Everest Bermuda.

    The restructuring was effective on February 24, 2000. Everest Group expects that Everest Bermuda will commence operations later this year. Prior to the restructuring, Everest Group had no significant assets or capitalization and had not engaged in any business or activities other than in connection with the restructuring. In connection with the restructuring, Everest Group also intends to form a new Delaware subsidiary, Everest Global Services, Inc., to perform administrative functions for Everest Group and its insurance subsidiaries.

                              RECENT DEVELOPMENTS

Recent Financial Results

    On February 14, 2000, Everest Holdings announced 1999 fourth quarter after-tax operating income, excluding realized capital gains and losses and $2.8 million, or $0.03 per share, in non-recurring restructuring charges in the quarter, of $41.1 million, or $0.87 per diluted share. This was an increase of 3.6% in earnings per share compared to $42.5 million, or $0.84 per diluted share, in 1998. Including the restructuring charges, fourth quarter after-tax operating income was $39.3 million, or $0.84 per diluted share. Net income for the quarter was $39.5 million, or $0.84 per diluted share, a 6.3% increase on a per share basis compared to $39.7 million, or $0.79 per diluted share, in 1998.

    For the year ended December 31, 1999, Everest Holdings' after-tax operating income excluding the restructuring charges was $170.8 million, or $3.51 per diluted share, a 7.3% increase in earnings per share compared to $165.7 million, or $3.27 per diluted share, for 1998. Including the restructuring charges, after-tax operating income for 1999 was $169.0 million, or $3.47 per diluted share. Net income for the year ended December 31, 1999 was $158.1 million, or $3.25 per diluted share, a 0.3% decrease on a per share basis compared to $165.2 million, or $3.26 per diluted share, in 1998.

    Gross premiums written for the fourth quarter were $305.2 million in 1999, a 20.6% increase compared to $253 million in 1998. Everest Holdings' GAAP combined ratio was 104.6% for the fourth quarter compared to 102.6% in 1998. Net investment income for the fourth quarter was $64.1 million, a 3.9% increase compared to $61.7 million in 1998. Cash flow from operations was $74.4 million for the quarter, compared to negative $4.6 million in 1998.

    For the year ended December 31, 1999, gross premiums written were $1,141.8 million, a 9.2% increase compared to $1,045.9 million in 1998. The GAAP combined ratio for 1999 was 103.5%, compared to 103.2% for 1998. Net investment income for the year ended December 31, 1999 was $253 million, a 3.3% increase compared to $244.9 million in 1998. Cash flow from operations was $203.4 million for 1999.

    Included in the fourth quarter and full-year figures is an estimated net pre-tax loss of $19.5 million relating to the severe winter storms in Europe that occurred in late December.

    During the fourth quarter, Everest Holdings repurchased 1,699,200 shares of stock at an average price of $23.95. As of December 31, 1999, 2,830,100 shares remained in the current repurchase authorization.

    At December 31, 1999, Everest Holdings' stockholders' equity was $1,327.5 million, or a book value of $28.57 per share, a decrease from $1,479.2 million or $29.59 per share at year-end 1998. The statutory surplus of Everest Holdings' subsidiaries was $1,147.6 million at December 31, 1999, an increase of 8.3% from the surplus of $1,059.4 million at year-end 1998.

    Set forth below are supplemental GAAP balance sheet information and GAAP operating highlights of Everest Holdings as of and for the periods indicated:

                       EVEREST REINSURANCE HOLDINGS, INC.

                  SUPPLEMENTAL GAAP BALANCE SHEET INFORMATION
                (dollars in thousands, except per share amounts)

                                                           As of December 31,
                                                         ----------------------
                                                            1999        1998
                                                         ----------- ----------
                                                         (unaudited)
Balance Sheet Highlights
Cash and invested assets................................ $4,139,238  $4,325,757
Total assets............................................  5,704,302   5,996,728
Reserves for losses and loss adjustment expenses
 (gross)................................................  3,646,992   3,800,041
Revolving credit agreement borrowings...................     59,000         --
Stockholders' equity....................................  1,327,482   1,479,204
Book value per share (shares outstanding)...............      28.57       29.59
Everest Re statutory surplus............................ $1,147,579  $1,059,429

                       EVEREST REINSURANCE HOLDINGS, INC.

                           GAAP OPERATING HIGHLIGHTS
                (dollars in thousands, except per share amounts)

                                      Three Months
                                     Ended December          Year Ended
                                           31,              December 31,
                                    ------------------  ----------------------
                                      1999      1998       1999        1998
                                    --------  --------  ----------  ----------
                                                  (unaudited)
Production Information
Gross premiums written............. $305,205  $253,019  $1,141,819  $1,045,890
Net premiums written...............  291,276   260,321   1,095,569   1,016,599
After Tax Earnings
Net income(1)......................   39,545    39,726     158,061     165,197
  Per basic share..................     0.84      0.79        3.26        3.28
  Per diluted share................     0.84      0.79        3.25        3.26
Cash Flow Information
Cash flow provided by operations...   74,433    (4,565)    203,436     183,317
Key Ratios
Loss ratio.........................     73.3%     72.2%       72.0%       72.9%
Commission and brokerage ratio.....     25.9      25.9        26.7        25.7
Other underwriting expense ratio...      5.4       4.5         4.8         4.6
                                    --------  --------  ----------  ----------
Combined ratio.....................    104.6%    102.6%      103.5%      103.2%
                                    ========  ========  ==========  ==========
--------
(1)Supplemental information:
                                      Three Months
                                          Ended              Year Ended
                                      December 31,          December 31,
                                    ------------------  ----------------------
                                      1999      1998       1999        1998
                                    --------  --------  ----------  ----------
                                                  (unaudited)
Operating income, excluding
 realized capital gains (losses)
 and non-recurring expenses........ $ 41,118  $ 42,495  $  170,774  $  165,695
  Per basic share..................     0.88      0.85        3.52        3.29
  Per diluted share................     0.87      0.84        3.51        3.27

Acquisition of Gibraltar

    On February 24, 2000, Everest Holdings announced an agreement with The Prudential Insurance Company of America to acquire all of the issued and outstanding shares of Gibraltar Casualty Company for approximately $52 million. Gibraltar, one of the largest run-off property-casualty insurers in the United States, has a long relationship with Everest Holdings and Everest Re.

    Gibraltar was formed in 1978 by Everest Re while Everest Re was a subsidiary of The Prudential. Gibraltar wrote direct insurance until 1985, when it was placed in run-off. In 1991, Gibraltar became a subsidiary of The Prudential. Under a series of transactions commencing in 1986, Gibraltar reinsured several components of Everest Re's business. In connection with our initial public offering in 1995, Gibraltar provided stop loss protection of Everest Re's reserves with a $375 million limit of which approximately $90 million remains available from Gibraltar. The stop loss and other reinsurance contracts between Gibraltar and Everest Re will remain in effect following the acquisition.

    Gibraltar's insurance reserves have been strengthened by more than $200 million, before adjustment for paid losses, over the past 18 months. As of December 31, 1999, Gibraltar had insurance reserves of approximately $525 million. With performing assets and accrued income of approximately $499 million and total assets of approximately $697 million supporting its reserves, Gibraltar had stockholders' equity of approximately $49 million at December 31, 1999.

    In connection with the acquisition, The Prudential will provide at closing reinsurance to Gibraltar covering 80% of the first $200 million of any adverse development in Gibraltar's reserves.

    Closing of the acquisition is subject to the satisfaction of customary closing conditions and the receipt of regulatory approvals. We expect the closing to occur in the second quarter of 2000.

                                  RISK FACTORS

    An investment in the 8.50% notes and the 8.75% notes, referred to in this prospectus supplement as the notes, involves a high degree of risk. You should carefully consider the following factors, in addition to the other information set forth in this prospectus supplement and accompanying prospectus, before you purchase any notes.

We may not be able to fully realize the potential benefits from our restructuring.

    We recently completed a restructuring whereby we became a wholly-owned subsidiary of a new Bermuda holding company with its principal offices in Barbados. We anticipate that several potential benefits will result from the restructuring. However, these potential benefits are not guaranteed. The new holding company, Everest Group, may not realize benefits from the Bermuda and Barbados business, regulatory and tax environments. As a result, Everest Group may not experience any competitive advantages or enhanced returns for shareholders from the restructuring. In addition, we currently estimate that the process of restructuring will result in expenses of approximately $4 million, of which $1.7 million was incurred in 1999. These expenses will be incurred regardless of whether Everest Group is able to realize any benefits from the restructuring.

Decreases in rates for property and casualty reinsurance and insurance could reduce our net income.

    We write property and casualty reinsurance and insurance. The property and casualty industry historically has been highly cyclical. Rates for property and casualty reinsurance and insurance are influenced primarily by factors that are outside of our control. Any significant decrease in the rates for property and casualty insurance or reinsurance could reduce our net income.

Unpredictable catastrophic events could reduce our net income.

    We write reinsurance and insurance policies that cover catastrophic events. Unpredictable natural and other disasters, such as hurricanes, windstorms, earthquakes, floods, fires and explosions could reduce our net income.

Our loss reserves may be inadequate to cover our ultimate liability for losses.

    We are required to maintain adequate monetary reserves to cover our estimated ultimate liabilities for losses and loss adjustment expenses, referred to in this prospectus supplement as LAE. These reserves are only estimates of what we think the settlement and administration of claims will cost based on facts and circumstances then known to us. Because of the uncertainties that surround estimating loss reserves, we cannot be certain that our reserves are adequate. If our reserves are insufficient to cover our actual losses and LAE, we would have to augment our reserves and incur a charge to our earnings. These charges could be material. The difficulty in estimating our reserves is increased because our loss reserves include reserves for potential asbestos and environmental liabilities. Asbestos and environmental liabilities are especially hard to estimate for many reasons, including the long waiting periods between exposure and manifestation of any bodily injury or property damage, difficulty in identifying the source of the asbestos or environmental contamination, long reporting delays and difficulty in properly allocating liability for the asbestos or environmental damage.

The property and casualty reinsurance and insurance industry is highly competitive and we may not be able to compete effectively in the future.

    The property and casualty reinsurance and insurance industry is highly competitive and has experienced severe price competition over the last several years. We compete in the United States and international markets with numerous international and domestic reinsurance and insurance companies. Some of these competitors have greater financial resources than we do, have been operating for longer than we have and have established long-term and continuing business relationships throughout the industry, which can be a significant competitive advantage. In addition, we expect to face further competition in the future. We may not be able to compete effectively in the future.

We may not be able to successfully alleviate risk through retrocessional arrangements.

    We attempt to limit our risk of loss through retrocessional arrangements. The availability and cost of retrocessional protection is subject to market conditions, which are outside of our control. As a result, we may not be able to successfully alleviate risk through retrocessional arrangements. In addition, we are subject to credit risk with respect to our retrocessions because the ceding of risk to retrocessionaires does not relieve us of our liability to the ceding companies. We have not experienced any difficulties in collecting material reinsurance receivables from our retrocessionaires. However, we may experience difficulties in the future in recovering material reinsurance receivables under our retrocessional arrangements if one or more of our retrocessionaires suffer financial deterioration.

We may not maintain a favorable financial strength rating.

    We presently hold an A+ financial strength rating from A.M. Best Company, an AA- financial strength rating from Standard & Poor's and a financial strength rating of A1 from Moody's Investors Service, Inc. Financial strength ratings are used by insurers and reinsurance and insurance intermediaries as an important means of assessing the financial strength and quality of reinsurers. In addition, the rating of a company purchasing reinsurance may be adversely affected by an unfavorable rating or the lack of a rating of its reinsurer. We may not maintain our favorable financial strength ratings from the rating agencies. A downgrade or withdrawal of any rating could severely limit or prevent us from writing any new reinsurance or insurance policies.

Our business depends on key employees.

    We are substantially dependent on a small number of key executive officers. Our success has been, and will continue to be, dependent on our ability to retain the services of our existing key executive officers and to attract and retain additional qualified personnel in the future. The loss of the services of any of our key executive officers or the inability to identify, hire and retain other highly qualified personnel in the future could adversely affect our ability to conduct business.

Our inability to accurately assess underwriting risk could reduce our net income.

    Our success is dependent on our ability to accurately assess the risks associated with the businesses that we reinsure or insure. If we fail to accurately assess the risks we assume, we may fail to establish appropriate premium rates and our reserves may be inadequate to cover our losses, which could reduce our net income.

Our investment objectives may not be realized.

    The success of our investment objectives is affected by general economic conditions that are outside of our control. General economic conditions can adversely affect the markets for interest-rate-sensitive securities, including the extent and timing of investor participation in such markets, the level and volatility of interest rates and, consequently, the value of fixed income securities. We may not be able to realize our investment objectives, which could reduce our net income.

Regulation may restrict our ability to operate.

    The reinsurance and insurance industries are subject to extensive regulation under federal, state and foreign laws. These laws limit the amount of dividends that can be paid by Everest Re, impose restrictions on the amount and type of investments that Everest Re may hold, prescribe solvency standards that must be met and maintained and require Everest Re to maintain reserves. In addition, state insurance holding company statutes generally require prior notice or approval of changes of control of an insurer or its holding company.

We may experience exchange losses if we don't manage our foreign currency exposure properly.

    Our functional currency is the United States dollar. However, we write a portion of our business and receive a portion of our premiums in currencies other than United States dollars. We also maintain a portion of our investment portfolio in investments denominated in currencies other than United States dollars. Consequently, we may experience exchange losses if our foreign currency exposure is not properly managed or otherwise hedged. If we seek to hedge our foreign currency exposure by using forward foreign currency exchange contracts or currency swaps, we will be subject to the risk that the counter parties to such arrangements will fail to perform.

Our holding company structure could prevent us from making payments on the notes.

    We are a holding company that has no significant operations or assets other than our ownership of the capital stock of Everest Re. Dividends and other permitted payments from Everest Re are expected to be our sole source of funds to meet our financial obligations and to make payments on the notes in the future. The payment of dividends by Everest Re to us is limited by the Delaware Insurance Code and the Delaware General Corporation Law. Accordingly, Everest Re may not be able to pay dividends to us in the future, which would prevent us from making payments on the notes.

The notes are unsecured obligations.

    The notes are unsecured and subordinated to any of our existing and future secured indebtedness to the extent of the security and rank equal in priority with all of our other unsecured and unsubordinated indebtedness. Accordingly, in the event of our bankruptcy, liquidation or any similar proceeding, holders of the notes will be entitled to payment only after the holders of any of our secured indebtedness have been paid. As of December 31, 1999, we had no secured indebtedness and approximately $59 million of senior indebtedness outstanding, which ranks equal in priority with the notes. In addition, the indenture under which the notes will be issued permits us to incur additional indebtedness.

The notes are effectively subordinated to all liabilities of our subsidiaries.

    The notes are effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. Accordingly, in the event of our bankruptcy, liquidation or any similar proceeding, holders of the notes will be entitled to payment only after the holders of any indebtedness and other liabilities of our subsidiaries have been paid. As of December 31, 1999, the total liabilities of our subsidiaries were approximately $4.3 billion, including insurance reserves. In addition, the indenture permits our subsidiaries to incur additional indebtedness.

There is no prior trading market for the notes.

    There is no prior trading market for the notes. An active trading market for the notes may not develop or be sustained following the offering. In addition, the notes may trade at a discount from the initial public offering price of the notes following their original issuance.

                                USE OF PROCEEDS

    The net proceeds will be approximately $450,000,000 from the sale of the notes, less expenses incurred by us in connection with this offering. Everest Holdings will retain approximately $50,000,000 of the net proceeds for general corporate purposes, including for the payment of a portion of the amount outstanding under its credit facility. Approximately $400,000,000 of the net proceeds will be distributed by Everest Holdings to Everest Group and approximately $250,000,000 will then be used by Everest Group to capitalize Everest Bermuda. The remainder of the proceeds that will be distributed to Everest Group will be used for general corporate purposes, including to repurchase shares of Everest Group over time, for acquisitions consistent with our business strategy, for the payment of shareholder dividends and for additional capitalization of Everest Bermuda.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth the ratio of our earnings to fixed charges for each of the periods indicated:

                                        Period Ended   Year Ended December 31,
                                        September 30, ---------------------------
                                            1999      1998  1997  1996 1995  1994
                                        ------------- ----- ----- ---- ----  ----
Ratio of Earnings to Fixed Charges.....     89.6      121.2 127.9 82.0  (1)   (1)

--------
(1) Principally as a result of non-recurring charges, Everest Holdings had a deficiency of earnings in 1995 and 1994 of $26,568,000 and $11,982,000, respectively, to cover fixed charges.

                                 CAPITALIZATION

    The following table sets forth as of September 30, 1999 (1) our actual capitalization and (2) our capitalization as adjusted to give effect to the sale of the notes. You should read this table together with our consolidated financial statements, including the notes to the financial statements, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

                                                                As of
                                                         September 30, 1999
                                                        ----------------------
                                                                        As
                                                          Actual     Adjusted
                                                        ----------  ----------
                                                             (dollars in
                                                          thousands, except
                                                         per share amounts)
                                                             (unaudited)
Debt
  Short-term debt(1)................................... $   35,000  $   35,000
  Notes offered hereby.................................        --      450,000
                                                        ----------  ----------
    Total debt.........................................     35,000     485,000
                                                        ----------  ----------
Stockholders' equity
  Common stock, par value $0.01; 200 million shares
   authorized; 50.9 million shares issued..............        509         509
  Additional paid-in capital...........................    390,902     390,902
  Unearned compensation................................       (131)       (131)
  Accumulated other comprehensive income, net of
   deferred income taxes...............................     29,683      29,683
  Retained earnings....................................  1,038,195   1,038,195
  Treasury stock.......................................    (81,369)    (81,369)
                                                        ----------  ----------
    Total stockholders' equity.........................  1,377,789   1,377,789
                                                        ----------  ----------
Total capitalization................................... $1,412,789  $1,862,789
                                                        ==========  ==========

--------
(1) As of December 31, 1999, short-term debt was $59,000,000.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following table presents selected consolidated financial data of Everest Holdings in accordance with GAAP. The GAAP selected consolidated financial data of Everest Holdings as of and for the years ended December 31, 1998, 1997, 1996, 1995 and 1994 are derived from the consolidated financial statements of Everest Holdings, which were audited by PricewaterhouseCoopers LLP (1998, 1997 and 1996) and by other independent auditors (1995 and 1994). The GAAP selected consolidated financial data as of and for the nine months ended September 30, 1999 and 1998 are derived from unaudited financial statements of Everest Holdings, which, in the opinion of management, reflect all adjustments, consisting only of normal recurring accruals, necessary for a fair statement of the data. The results of operations for any interim period may not be indicative of results of operations for the full year. The following table also presents selected unconsolidated financial data from the statutory financial statements filed by Everest Re with the Delaware Insurance Department and prepared in accordance with statutory accounting principles, which are referred to in this prospectus supplement as SAP and which differ from GAAP. The statutory financial statements are unconsolidated and reflect the net assets of Everest Re's insurance company subsidiaries on the equity method. You should read the following financial data in conjunction with Everest Holdings' consolidated financial statements and the accompanying notes, which are incorporated by reference into this document.

                          Nine Months Ended
                            September 30,               Year Ended December 31,
                          ------------------  ------------------------------------------------
                            1999      1998      1998      1997      1996      1995      1994
                          --------  --------  --------  --------  --------  --------  --------
                                 (dollars in millions, except per share amounts)
Operating Data
Gross premiums written..  $  836.6  $  792.9  $1,045.9  $1,075.0  $1,044.0  $  949.5  $  953.2
Net premiums written....     804.3     756.3   1,016.6   1,031.1   1,030.5     783.2     863.2
Net premiums earned.....     795.0     771.3   1,068.0   1,049.8     973.6     753.3     853.3
Net investment income...     188.9     183.2     244.9     228.5     191.9     166.0     143.6
Net realized capital
 gains (losses) (1).....     (17.1)      3.5      (0.8)     15.9       5.7      33.8     (10.5)
   Total revenue........     966.3     960.7   1,315.2   1,299.2   1,169.3     948.9     982.8
                          --------  --------  --------  --------  --------  --------  --------
Losses and loss
 adjustment expense
 incurred (including
 catastrophes)..........     568.9     564.0     778.4     765.4     716.0     674.7     720.8
Total catastrophe losses
 (2)....................      25.3      17.1      30.6       8.6       7.1      31.4      81.9
Commission, brokerage,
 taxes and fees.........     214.4     197.7     274.6     274.8     254.6     227.4     197.9
Other underwriting
 expenses...............      36.1      36.2      49.6      51.7      54.9      60.0      68.3
Compensation related to
 public offering........       --        --        --        --        --       13.3       --
Restructuring and early
 retirement costs.......       --        --        --        --        --        --        7.8
   Total expenses (3)...     819.4     798.0   1,102.5   1,091.9   1,025.5     975.4     994.8
Income (loss) before
 taxes (3)..............     146.9     162.7     212.7     207.3     143.8     (26.6)    (12.0)
Income tax (benefit)....      28.4      37.2      47.5      52.3      31.8     (27.3)    (22.6)
Net income (3)..........  $  118.5  $  125.5  $  165.2  $  155.0  $  112.0  $    0.7  $   10.7
                          ========  ========  ========  ========  ========  ========  ========
Net income per basic
 share (4)..............  $   2.42  $   2.49  $   3.28  $   3.07  $   2.22  $   0.01  $   0.21
                          ========  ========  ========  ========  ========  ========  ========
Net income per diluted
 share (5)..............  $   2.41  $   2.47  $   3.26  $   3.05  $   2.21  $   0.01  $   0.21
                          ========  ========  ========  ========  ========  ========  ========
Dividends paid per
 share..................  $   0.18  $   0.15  $   0.20  $   0.16  $   0.12  $   0.14  $   0.15
                          ========  ========  ========  ========  ========  ========  ========
Certain GAAP Financial
 Ratios
Loss and LAE ratio (6)..      71.6%     73.1%     72.9%     72.9%     73.5%     89.6%     84.5%
Underwriting expense
 ratio (7)..............      31.5      30.4      30.3      31.1      31.8      39.9      31.2
                          --------  --------  --------  --------  --------  --------  --------
Combined ratio..........     103.1%    103.5%    103.2%    104.0%    105.3%    129.5%    115.7%
                          ========  ========  ========  ========  ========  ========  ========
Certain SAP Data (8)
Ratio of net premiums
 written to
 surplus (9)............       1.0x      1.0x      1.0x      1.4x      1.2x      1.0x      1.2x
Statutory surplus.......  $1,128.1  $  998.7  $1,059.4  $  908.8  $  772.7  $  686.9  $  600.7
Loss and LAE ratio (10).      71.3%     72.2%     72.2%     75.7%     71.2%     92.2%     85.8%
Underwriting expense
 ratio (11).............      31.5      30.4      31.1      25.6      31.7      38.9      32.6
                          --------  --------  --------  --------  --------  --------  --------
Combined ratio..........     102.8%    102.6%    103.3%    101.3%    102.9%    131.1%    118.4%
                          ========  ========  ========  ========  ========  ========  ========
Balance Sheet Data (at
 end of period)
Total investments and
 cash...................  $4,160.7  $4,450.2  $4,325.8  $4,163.3  $3,624.6  $3,238.3  $2,573.2
Total assets............   5,783.1   5,811.9   5,996.7   5,538.0   5,047.8   4,647.8   4,040.6
Loss and LAE reserves...   3,698.0   3,491.7   3,800.0   3,437.8   3,246.9   2,969.3   2,706.4
Total liabilities.......   4,405.3   4,353.4   4,517.5   4,230.5   3,961.7   3,664.2   3,299.6
Stockholders' equity
 (12)...................   1,377.8   1,458.6   1,479.2   1,307.5   1,086.0     983.6     741.0
Book value per share
 (13)...................     28.61     29.00     29.59     25.90     21.51     19.36     14.82

--------
(1) After-tax operating income (loss), before after-tax net realized capital gains or losses, was $129.7 million (or $2.64 per basic share and $2.63 per diluted share), $123.2 million (or $2.44 per basic share and $2.43 per diluted share), $165.7 million (or $3.29 per basic share and $3.27 per diluted share), $144.6 million (or $2.86 per basic and $2.85 per diluted share), $108.3 million (or $2.14 per basic and diluted share), ($21.2) million (or ($0.42) per basic and diluted share) and $17.5 million (or $0.35 per basic and diluted share) for the periods ended September 30, 1999 and 1998 and the years ended December 31, 1998, 1997, 1996, 1995 and 1994, respectively. Supplemental after-tax operating income, before net realized gains and excluding initial public offering-related charges, was $78.4 million (or $1.56 per basic and diluted share) for the year ended December 31, 1995.
(2) Catastrophe losses are net of reinsurance. A catastrophe is defined, for purposes of the selected consolidated financial data, as an event that causes a pre-tax loss before reinsurance of at least $5.0 million and has an event date of January 1, 1988 or later.
(3) Some amounts may not reconcile due to rounding.
(4) Based on weighted average basic shares outstanding of 49.0 million, 50.5 million, 50.4 million, 50.5 million, 50.6 million, 50.2 million and 50.0 million for the periods ended September 30, 1999 and 1998 and the years ended December 31, 1998, 1997, 1996, 1995 and 1994, respectively.
(5) Based on weighted average diluted shares outstanding of 49.2 million, 50.8 million, 50.7 million, 50.8 million, 50.7 million, 50.2 million and 50.0 million for the periods ended September 30, 1999 and 1998 and the years ended December 31, 1998, 1997, 1996, 1995 and 1994, respectively.
(6) GAAP losses and LAE incurred as a percentage of GAAP net premiums earned.
(7) GAAP underwriting expenses as a percentage of GAAP net premiums earned. Including restructuring and early retirement costs incurred in the fourth quarter of 1994, Everest Holdings' GAAP underwriting expense ratio in 1994 was 32.1%.
(8) Statutory results are on an Everest Re legal entity basis; consequently, investments in subsidiary operations are accounted for on an equity basis. Effective January 1, 1997, the reinsurance operations of Everest Re Ltd. were transferred to Everest Re on a portfolio basis. Excluding the impact of the portfolio transaction, the 1997 ratio of net written premiums to surplus, the 1997 loss and LAE ratio, the 1997 underwriting expense ratio and the 1997 combined ratio were 1.1 x, 70.5%, 32.2% and 102.7%, respectively.
(9) Statutory net premiums written as a percentage of period-end surplus.
(10) Statutory losses and LAE incurred as a percentage of SAP net premiums earned.
(11) Statutory underwriting expenses as a percentage of SAP net premiums written.
(12) Excluding net unrealized appreciation (depreciation) of investments, stockholders' equity was $1,339.9 million, $1,254.1 million, $1,281.6 million, $1,147.1 million, $1,008.3 million, $899.9 million and $799.1 million as of September 30, 1999 and 1998 and December 31, 1998, 1997, 1996, 1995 and 1994, respectively.
(13) Based on 48.2 million shares outstanding for September 30, 1999, 50.3 million shares outstanding for September 30, 1998, 50.0 million shares outstanding for December 31, 1998, 50.5 million shares outstanding for December 31, 1997 and 1996, 50.8 million shares outstanding for December 31, 1995, and 50.0 million shares outstanding for December 31, 1994.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion contains only certain sections from "Management's Discussion and Analysis of Financial Condition and Results of Operations", the full text of which is included in our Annual Report on Form 10-K for the year ended December 31, 1998 and our Quarterly Report on Form 10-Q for the period ended September 30, 1999, which are incorporated by reference into this document. In addition, certain information contained in the following selected discussion is more current than that contained in the Form 10-K and Form 10-Q. The following selected discussion should be read in conjunction with the entire "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with our consolidated financial statements and the accompanying notes, which are also incorporated by reference into this document.

Results of Operations

Nine Months Ended September 30, 1999 Compared to Nine Months Ended September 30, 1998

    Premiums

    Gross premiums written increased 5.5% to $836.6 million in the nine months ended September 30, 1999 from $792.9 million in the nine months ended September 30, 1998 as we maintained a cautious approach to extremely competitive market conditions. Factors contributing to this increase included a 14.0% increase (to $312.5 million) in U.S. broker treaty operations, attributable to growth in accident and health, professional liability and workers' compensation business, and a 9.5% increase (to $145.6 million) in U.S. direct treaty reinsurance and insurance operations, mainly attributable to a single large accident and health reinsurance treaty, the impact of which offset declines elsewhere in our operations, and a 4.3% increase (to $96.4 million) in marine, aviation and surety operations. These gains were partially offset by a 3.6% decrease (to $229.1 million) in international premiums and a 4.9% decrease (to $53.0 million) in U.S. facultative operations. The declines in our international and facultative operations reflect our response to competitive conditions in these markets.

    Ceded premiums decreased to $32.3 million in the nine months ended September 30, 1999 from $36.6 million in the nine months ended September 30, 1998. This decrease was principally attributable to changes in our catastrophe retrocessional protections, the impact of which was partially offset by increases in contract specific retrocessions on insurance operations. Our corporate retrocession program was restructured as of January 1, 1999 and resulted in the cancellation of a multi-year property catastrophe treaty as of December 31, 1998 and the acquisition of an accident year aggregate excess of loss treaty which management believes provides appropriate coverage on more effective terms.

    Net premiums written increased by 6.3% to $804.3 million in the nine months ended September 30, 1999 from $756.3 million in the nine months ended September 30, 1998, reflecting the growth in gross premiums written and the decrease in ceded premiums.

    Revenues

    Net premiums earned increased by 3.1% to $795.0 million in the nine months ended September 30, 1999 from $771.3 million in the nine months ended September 30, 1998, which was generally consistent with the growth in net premiums written and changes in our mix of business during the preceding twelve months.

    Net investment income increased 3.1% to $188.9 million in the nine months ended September 30, 1999 from $183.2 million in the nine months ended September 30, 1998, reflecting the effect of investing the $124.4 million of cash flow from operations in the twelve months ended September 30, 1999. The annualized pre-tax yield on average cash and invested assets increased to 6.2% in the nine months ended September 30, 1999 from the 6.1% yield in the nine months ended September 30, 1998, reflecting implementation of our investment strategies in the context of the generally higher interest rate environment.

    Net realized capital losses were $17.1 million in the nine months ended September 30, 1999, reflecting realized capital losses on our investments of $28.2 million which were offset by $11.1 million of realized capital gains, compared to net realized capital gains of $3.5 million in the nine months ended September 30, 1998. The net realized capital gains in the nine months ended September 30, 1998 reflected realized capital gains of $8.5 million that were offset by $5.0 million of realized capital losses. The realized capital losses in the nine months ended September 30, 1999 arose mainly from activity in our taxable and tax-exempt domestic fixed maturities portfolios, whereas the realized capital losses in the nine months ended September 30, 1998 were attributable to activity in our tax-exempt domestic fixed maturities portfolio. The realized capital gains in the nine months ended September 30, 1999 mainly arose from activity in our domestic equity portfolio, whereas the realized capital gains in the nine months ended September 30, 1998 were attributable to a combination of the activity in our taxable domestic fixed maturities portfolio and domestic equity portfolio. The net realized capital losses in the nine months ended September 30, 1999 generally reflect a specific program, which has been completed to realize capital losses aimed at recovering taxes on realized capital gains paid in prior years, with corresponding reinvestment of proceeds at current reinvestment rates, and enhancing our long-term after-tax portfolio yield.

    Other loss for the nine months ended September 30, 1999 was $0.5 million compared to other income of $2.7 million for the nine months ended September 30, 1998. Other loss and income for the respective periods were principally attributable to the impact of fluctuations in foreign currency exchange rates. In addition, other loss for the nine months ended September 30, 1999 included $0.8 million in interest expense relating to our revolving credit agreement with First Union National Bank.

    Expenses

    Losses and LAE incurred increased by 0.9% to $568.9 million in the nine months ended September 30, 1999 from $564.0 million in the nine months ended September 30, 1998. Catastrophe losses in the nine months ended September 30, 1999 were $25.3 million compared with $17.1 million in the nine months ended September 30, 1998. The catastrophe losses in the nine months ended September 30, 1999 resulted primarily from $13 million for the Rouge steel plant fire together with lesser losses related to Hurricane Floyd, the Turkish earthquakes and the Oklahoma tornados. Catastrophe losses include the pre-tax impact of both current period events and favorable and unfavorable development on prior period events and are net of reinsurance. Our loss and LAE ratio decreased by
1.5 percentage points to 71.6% for the nine months ended September 30, 1999 from 73.1% in the nine months ended September 30, 1998. The decrease principally resulted from changes in our mix of business, including the absence in the nine months ended September 30, 1999 of the impact of some reinsurance treaties with higher expected losses and lower ceding commissions that were reflected in the nine months ended September 30, 1998, partially offset by an increase in catastrophe losses in the nine months ended September 30, 1999. Net losses and LAE incurred for the nine months ended September 30, 1999 reflected ceded losses and LAE of $27.1 million, with nothing ceded under the stop loss agreement with Gibraltar Casualty Company compared to ceded losses and LAE of $39.6 million in the nine months ended September 30, 1998, including $11.9 million ceded under the stop loss agreement.

    Underwriting expenses increased by 7.1% to $250.5 million in the nine months ended September 30, 1999 from $234.0 million in the nine months ended September 30, 1998. Commission and brokerage expenses increased by $16.7 million, principally reflecting the increase in premiums written together with changes in our mix of business. Other underwriting expenses decreased by $0.1 million. Our expense ratio was 31.5% in the nine months ended September 30, 1999 and 30.4% in the nine months ended September 30, 1998.

    Our combined ratio decreased to 103.1% in the nine months ended September 30, 1999 from 103.5% in the nine months ended September 30, 1998.

    Income Taxes

    We recognized income tax expense of $28.4 million in the nine months ended September 30, 1999 compared to $37.2 million in the nine months ended September 30, 1998. The principal cause of this change was the increase in net realized capital losses.

    Net Income

    Net income was $118.5 million in the nine months ended September 30, 1999 compared to $125.5 million in the nine months ended September 30, 1998. This generally reflected improved underwriting results and an increase in net investment income, offset by increased realized capital losses, the result of which lowered the overall taxes for the period.

Year Ended December 31, 1998 Compared to Year Ended December 31, 1997
    Premiums

    Gross premiums written decreased 2.7% to $1,045.9 million in 1998 from $1,075.0 million in 1997 as we maintained a disciplined underwriting approach in the face of increasingly competitive market conditions. Premium growth areas included a 10.8% ($35.2 million) increase in U.S. broker treaty premiums, largely attributable to growth in non-standard auto, accident and health and workers' compensation lines where our relatively recent entry to these lines provided growth opportunities and a 6.8% ($10.8 million) increase in U.S. direct treaty reinsurance and insurance due mainly to portfolio reinsurance transactions. These increases were offset by a 25.5% ($41.2 million) decrease in marine, aviation and surety premiums, a 13.2% ($10.9 million) decrease in facultative premiums and a 6.6% ($23.0 million) decrease in international premiums, reflecting highly competitive current market conditions. We continued to decline business that did not meet our objectives regarding underwriting profitability.

    Ceded premiums decreased by 33.2% to $29.3 million in 1998 from $43.8 million in 1997, principally as a result of a $32.3 million return premium in 1998 relating to a restructuring of our catastrophe retrocessional protection. The impact of this transaction was partially offset by increases in ceded premiums in 1998 over 1997 attributable to increased utilization of contract specific retrocessions, including common account protections, and reinstatement premiums on corporate catastrophe reinsurance protections.

    Net premiums written decreased by 1.4% to $1,016.6 million in 1998 from $1,031.1 million in 1997, reflecting the decreases in international, marine, aviation and surety and facultative gross written premiums, partially offset by growth in U.S. broker and U.S. direct treaty reinsurance and insurance premiums and the decrease in ceded premiums.

    Revenues

    Net premiums earned increased by 1.7% to $1,068.0 million in 1998 from $1,049.8 million in 1997, with the increase attributable to premium earnings patterns coupled with the decrease in premiums written.

    Pre-tax investment income increased 7.2% to $244.9 million in 1998 from $228.5 million in 1997, principally reflecting the effect of investing the $183.3 million of cash flow from operating activities in 1998. Our pre-tax yield on average cash and invested assets decreased to 5.8% in 1998 from 5.9% in 1997, reflecting an increase in tax preferenced investments and a lower interest rate environment. After-tax investment income increased 9.9% to $190.8 million in 1998 from $173.5 million in 1997, reflecting growth in our tax preferenced investment holdings. Our after-tax yield on average cash and invested assets was 4.5% in 1998, which was the same yield as in 1997.

    Net realized capital losses were $0.8 million in 1998, reflecting normal portfolio management activity compared to a net realized capital gain of $15.9 million in 1997, mainly arising from a $14.0 million gain on the sale of our remaining investment in the common stock of Corporacion MAPFRE, a publicly traded Spanish insurer.

    Expenses

    Losses and LAE incurred increased by 1.7% to $778.4 million in 1998 from $765.4 million in 1997. Our loss and LAE ratio was 72.9% for 1998 and 1997. Excluding the impact of catastrophes and the one-time return premium of $32.3 million, our loss and LAE ratio increased by 0.1 percentage points to 72.2% in 1998 as compared to 72.1% in 1997. Net catastrophe losses for 1998 were $30.6 million, mainly arising from Hurricanes Georges and Mitch, Canadian ice storm losses and a major fire impacting a facultative coverage, partially offset by favorable development on prior period catastrophes, compared to net catastrophe losses of $8.6 million for 1997. Catastrophe losses included the impact of both current period events and favorable and unfavorable development on prior period events and are net of reinsurance. The underlying loss ratio increase was attributable to changes to our business mix consistent with our underwriting strategy together with the impact of $17.1 million in incurred losses relating to the coinsurance provisions of the stop loss agreement.

    Losses and LAE incurred for 1998 reflected ceded losses and LAE of $357.4 million. Ceded losses and LAE included $153.9 million net ceded under the stop loss agreement, $33.5 million net ceded to Gibraltar pursuant to a 1986 quota share reinsurance, referred to in this prospectus supplement as the direct excess retrocession, through which Gibraltar assumed 100% of the liabilities related to Everest Re's former direct excess insurance operations that ceased writing business in 1985, and $102.4 million ceded under our management underwriting facility, referred to in this prospectus supplement as MUF, a reinsurance arrangement begun in 1977 pursuant to which Everest Re ceded certain business written prior to 1992 to a number of reinsurance and insurance companies which, as the result of commutations, also includes Gibraltar.

    The ceded losses and LAE for 1998 principally reflected a $214.9 million increase in gross reserves with respect to asbestos exposures that we judged to be necessary based on continuing reported and paid loss emergence, particularly with respect to secondary defendants, internal and third party statistical analysis and our assessment of potential ultimate liabilities. The 1998 ceded losses and LAE reflected $25.7 million of non-asbestos related losses ceded under the stop loss agreement and $23.1 million ceded under various catastrophe retrocessions. The 1998 ceded losses and LAE compares to ceded losses and LAE of $109.6 million in 1997, including $45.0 million ceded under the stop loss agreement.

    Underwriting expenses decreased by 0.7% to $324.1 million in 1998 from $326.5 million in 1997. Commission, brokerage, taxes and fees decreased by $0.2 million attributable to decreases in written premium and changes in our business mix. Other underwriting expenses decreased by $2.1 million as our cost reduction initiatives continued to provide benefits over the course of 1998 and 1997. The benefits more than offset the impact of salary and other expense increases that were generally in line with inflation. Our expense ratio decreased by 0.8 percentage points to 30.3% in 1998 from 31.1% in 1997 as a result of the increase in premiums earned and the decrease in underwriting expenses.

    Our combined ratio decreased by 0.8 percentage points to 103.2% in 1998 from 104.0% in 1997, reflecting the lower expense ratio, increased earned premium and loss ratio factors described above.

  Income Taxes

    We had income tax expense of $47.5 million in 1998 compared to $52.3 million in 1997, with the decrease resulting from the relationship of tax exempt income to pre-tax income as we increased the tax preferenced element of investment income at a rate greater than the increase in pre-tax income as a result of growth in our tax preferenced investment holdings.

  Net Income

    Net income was $165.2 million in 1998 compared to $155.0 million in 1997. This improvement mainly reflected higher earned premiums, higher investment income and lower income taxes partially offset by a decrease in net capital gains and an increase in net incurred losses.

Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

  Premiums

    Gross premiums written increased 3.0% to $1,075.0 million in 1997 from $1,044.0 million in 1996 as we maintained a cautious approach to the increasingly competitive market conditions. Factors contributing to this increase included a 5.9% ($18.2 million) increase in U.S. broker treaty premiums, largely attributable to product line expansion, a 6.6% ($9.8 million) increase in U.S. direct treaty reinsurance and insurance due to the growth in primary insurance written through Everest National, a 2.6% ($8.8 million) increase in international premiums, and a 0.3% ($0.5 million) increase in marine, aviation and surety premiums. These increases were partially offset by a 7.2% ($6.4 million) decrease in facultative premiums.

    Ceded premiums increased by 224.7% to $43.8 million in 1997 from $13.5 million in 1996, principally as a result of a return premium in 1996 under our catastrophe retrocessional protection, coupled with increased retrocessional protections for international catastrophe exposures and increases in our contract specific retrocessions in 1997.

    Net premiums written increased by 0.1% to $1,031.1 million in 1997 from $1,030.5 million in 1996, reflecting the growth in U.S. broker, U.S. direct treaty reinsurance and insurance, international and marine, aviation and surety gross written premiums offset by the decrease in facultative gross premiums written and the increase in ceded premiums.

  Revenues

    Net premiums earned increased by 7.8% to $1,049.8 million in 1997 from $973.6 million in 1996, with the increase attributable to premium earnings patterns coupled with a decrease in the rate of written premium growth.

    Net investment income increased 19.1% to $228.5 million in 1997 from $191.9 million in 1996, reflecting the effect of investing the $376.4 million of cash flow from operating activities in 1997 and an increase in our pre-tax yield on average cash and invested assets to 5.9% in 1997 from 5.6% in 1996.

    Net realized capital gains increased 179.5% to $15.9 million in 1997 from $5.7 million in 1996, with the gains in both periods mainly arising from activity in our portfolio of equity securities, including, in 1997, a $14.0 million gain on the sale of our remaining investment in the common stock of Corporacion MAPFRE, a publicly traded Spanish insurer.

  Expenses

    Losses and LAE incurred increased by 6.9% to $765.4 million in 1997 from $716.0 million in 1996. Our loss and LAE ratio decreased by 0.6 percentage points to 72.9% in 1997 from 73.5% in 1996. This improvement was attributable principally to changes in our business mix consistent with our underwriting strategy together with modest and comparable catastrophe losses in both years. Net losses and LAE incurred for 1997 reflected ceded losses and LAE of $109.6 million, including $45.0 million ceded under the stop loss agreement, compared to ceded losses and LAE of $206.0 million in 1996, including $116.5 million ceded under the stop loss agreement.

    Underwriting expenses increased by 5.5% to $326.5 million in 1997 from $309.5 million in 1996. Commissions, brokerage, taxes and fees increased by $20.2 million attributable primarily to increases in written premiums and changes in our business mix. Other underwriting expenses decreased by $3.2 million, as the impact of the continued reductions in the number of employees over the course of 1996 and 1997 together with other cost reduction initiatives more than offset the impact of salary and other expense increases that were generally in line with inflation. Our expense ratio decreased by 0.7 points to 31.1% in 1997 from 31.8% in 1996 as the increase of premiums earned more than offset the increase in underwriting expenses.

    Our combined ratio decreased by 1.3 points to 104.0% in 1997 from 105.3% in 1996, reflecting the lower loss ratio and increased premiums.

  Income Taxes

    We had income tax expense of $52.3 million in 1997 compared to $31.8 million in 1996, with the difference substantially attributable to the improvement in pre-tax income to $207.3 million in 1997 from $143.8 million in 1996.

  Net Income

    Net income was $155.0 million in 1997 compared to $112.0 million in 1996. This improvement mainly reflects higher premiums earned, higher investment income, higher capital gains and a lower combined ratio, offset by higher income taxes.

Financial Condition

Invested Assets

    Aggregate invested assets, including cash and short-term investments, were $4,160.7 million at September 30, 1999 and $4,325.8 million at December 31, 1998. The decrease in invested assets between December 31, 1998 and September 30, 1999 resulted primarily from a decrease of $228.2 million in net unrealized appreciation on fixed maturity investments, repurchases of our common stock totaling $55.8 million and a $17.4 million decrease in net unrealized appreciation on the equity security portfolio partially offset by cash flow from operations of $129.0 million generated during the nine months ended September 30, 1999.

    Aggregate invested assets, including cash and short-term investments, were $4,325.8 million at December 31, 1998, $4,163.3 million at December 31, 1997 and $3,624.6 million at December 31, 1996. The change in invested assets resulted primarily from cash flows from operations generated during the period together with net realized and unrealized gains and losses on investments.

Loss and LAE Reserves

    Gross loss and LAE reserves totaled $3,800.0 million at December 31, 1998, $3,437.8 million at December 31, 1997 and $3,246.9 million at December 31, 1996. The increases were mainly due to reserve increases on pre-1986 accident years for asbestos and environmental exposures, most of which were ceded under various retrocessional arrangements resulting in offsetting increases to reinsurance receivables, together with continued growth in our book of business. Reinsurance receivables totaled $982.0 million at December 31, 1998, $692.5 million at December 31, 1997 and $749.1 million at December 31, 1996. At December 31, 1998, $563.3 million, or 57.4%, of the total was receivable from Gibraltar, including $142.0 million--a previously disputed amount, as discussed below--which was contractually due in the first quarter of 1999, $154.8 million which is collateralized by funds held by us or offsetting liabilities and $266.5 million which is subject to the terms and conditions of The Prudential's guarantee of Gibraltar's payment obligations to us. Additionally, $150.0 million, or 15.3%, of our reinsurance receivables is receivable from Continental Insurance Company, which is secured by a funds held arrangement whereby we have retained the premium payments due the retrocessionaire, recognized a liability for such amounts and reduced the liability as payments are due from the retrocessionaire. No other retrocessionaire accounted for more than $25.0 million of our reinsurance receivables.

    We maintain reserves to cover our estimated ultimate liability for losses and LAE with respect to reported and unreported claims. Because reserves are estimates of ultimate losses and LAE, management monitors reserve adequacy over time, evaluating new information as it becomes known and adjusting reserves, as necessary. We consider many factors when setting reserves, including: (1) current legal interpretations of coverage and liability; (2) economic conditions; (3) internal actuarial methodologies that analyze our experience with similar cases, information from ceding companies and historical trends, such as reserving patterns, loss payments, pending levels of unpaid claims and product mix; and (4) the uncertainties discussed below regarding reserve requirements for asbestos and environmental claims. Based on these considerations, management believes that adequate provision has been made for our loss and LAE reserves. Actual losses and LAE ultimately paid may deviate, perhaps substantially, from established reserves.

Asbestos and Environmental Exposures

    Our asbestos claims typically involve liability or potential liability for bodily injury from exposure to asbestos or liability for property damage resulting from asbestos or asbestos containing materials. Our environmental claims typically involve potential liability for the mitigation or remediation of environmental contamination or bodily injury or property damage caused by the release of hazardous substances into the land, air or water. In addition to the previously described general uncertainties inherent in estimating reserves, there are significant additional uncertainties in estimating the amount of our potential losses from asbestos and environmental claims. Among the complications impacting the estimation of such losses are: (1) potentially long waiting periods between exposure and manifestation of any bodily injury or property damage; (2) difficulty in identifying sources of asbestos or environmental contamination; (3) difficulty in properly allocating responsibility and/or liability for asbestos or environmental damage; (4) changes in applicable laws and judicial interpretation of those laws; (5) potential for an asbestos or environmental claim to involve many insurance providers over many policy periods; (6) long reporting delays, both from insureds to insurance companies and ceding companies to reinsurers; (7) historical data concerning asbestos and environmental losses, which is more limited than historical information on other types of casualty claims; (8) questions concerning interpretation and application of reinsurance and insurance coverage; and (9) uncertainty regarding the number and identity of insureds with potential asbestos or environmental exposure. Although these complications have become less severe in recent years, we believe that these factors continue to render reserves for asbestos and environmental losses significantly less subject to traditional actuarial methods than are reserves for other types of losses. Given these uncertainties, we believe that no meaningful range for the ultimate losses can be established. We establish reserves to the extent that, in our judgment, the facts and prevailing law reflect an exposure for us or our ceding company. Due to the uncertainties discussed above, the ultimate losses may vary materially from current loss reserves. See "Risk Factors--Our loss reserves may be inadequate to cover our ultimate liability for losses".

Stop Loss Agreement and Prudential Guarantees

    Under the stop loss agreement, Everest Re is entitled to payments from Gibraltar at any time that any reserves as of June 30, 1995 (December 31, 1994 for catastrophe losses) for losses, allocated LAE and uncollectible reinsurance experience adverse development and are increased, subject to the limit and other terms of the stop loss agreement. Gibraltar's obligations to make payments to Everest Re under the stop loss agreement are guaranteed by The Prudential. The general effect of the stop loss agreement will be to protect our consolidated earnings against up to $375.0 million of the first $400.0 million of such adverse developments. There can be no assurance, however, that our net liability for such adverse developments will be limited to $25.0 million. The incurred loss reimbursement features of the stop loss agreement provide us with cash on or prior to the time it is required to make payment on account of such adverse developments. Through December 31, 1998, adverse development ceded under the stop loss agreement was $339.2 million with remaining limits available of $35.8 million, net of coinsurance, with respect to the next $39.8 million of adverse developments. We do not currently intend to enter into any new stop loss agreement with respect to exposures arising from periods prior to July 1, 1995 if the limits under the Gibraltar stop loss agreement are exhausted or when the agreement terminates.

    The Prudential has guaranteed all of Gibraltar's payment obligations under the stop loss agreement and up to $400.0 million of Gibraltar's net obligations under all other reinsurance agreements between Gibraltar and Everest Re, $128.3 million of which has been discharged as of December 31, 1998 by loss payments made to us subsequent to June 30, 1995. The Prudential guarantee will terminate upon consummation of the Gibraltar acquisition. At December 31, 1998, Gibraltar's net obligations under such other reinsurance agreements consisted of the following balances:

      Reinsurance receivables from Gibraltar..........................  $421.3
      Reserve for losses and loss adjustment expenses assumed from
       Gibraltar......................................................  (164.2)
      Losses in the course of payment assumed from Gibraltar..........    (5.4)
      Funds held by Everest Re under reinsurance treaties with
       Gibraltar......................................................  (127.2)
                                                                        ------
        Net obligations of Gibraltar..................................  $124.5
                                                                        ======

    During the first quarter of 1999, Gibraltar disputed $63.0 million ceded under the stop loss agreement in the fourth quarter of 1998 and, pursuant to the terms of the stop loss agreement, Gibraltar placed the disputed amount in a trust. Gibraltar also disputed our level of reserves previously ceded to and paid by Gibraltar under the stop loss agreement and claimed a refund of $91.7 million. These disputes were based on Gibraltar's belief that there were redundancies in that portion of the Company's reserves for incurred but not reported losses, referred to in this prospectus supplement as IBNR, which are subject to the stop loss agreement. Pursuant to the terms of the stop loss agreement, we and Gibraltar appointed an independent examiner to review our reserves underlying the disputed amounts to determine the appropriate amount of cessions to Gibraltar, and we placed the $91.7 million in a trust.

    Everest Re settled this dispute with Gibraltar in December 1999. With the assistance of the independent examination and the normal year-end reserve review, we reduced the disputed gross reserves for 1995 and prior years by $67.6 million and reduced the disputed claim to the stop loss agreement by $60.8 million. The impact of this settlement is as follows (all amounts are approximate):

  . We received $2.3 million in additional cash from Gibraltar in January
    2000, which represents the amount that remained due under the revised billing.

  . The reversal of the $67.6 million in gross reserves previously ceded to the stop loss agreement caused the reversal of a 10% coinsurance requirement previously recorded by us as an underwriting loss; by itself, the settlement transaction resulted in a pre-tax underwriting gain of $6.8 million in the fourth quarter of 1999.

  . The gross coverage limits, before the 10% coinsurance, remaining under the stop loss agreement increased to $107.4 million. Pursuant to the contract, Everest Re will continue to evaluate its reserves each quarter to determine if additional cessions to the stop loss agreement are appropriate.

    During the first quarter of 1999, Gibraltar disputed $39.7 million ceded under a 1986 quota share reinsurance through which Gibraltar assumed 100% of the liabilities related to Everest Re's former direct excess insurance operations, which ceased writing business in 1985. Gibraltar then commenced an arbitration proceeding in accordance with the retrocession. Gibraltar is disputing the level of reserves established by Everest Re primarily reflecting reserves for asbestos losses and Everest Re's right to determine these reserves. Gibraltar is not disputing its responsibility to pay the ultimate losses in accordance with the terms of the retrocession. As a result of the dispute, Gibraltar initially failed to provide funds or security to Everest Re in order to secure Gibraltar's payment obligations to Everest Re in accordance with the terms of the retrocession. However, throughout the remainder of 1999, Gibraltar provided substantially all of the required funding to Everest Re. Everest Re and Gibraltar have agreed to halt the arbitration proceedings and postpone the resolution of the remaining disputed issues. We do not expect that this dispute will have a material adverse effect on our future financial condition, results of operations or cash flows.

Stockholders' Equity

    Our stockholders' equity decreased to $1,377.8 million as of September 30, 1999 from $1,479.2 million as of December 31, 1998, principally reflecting a decrease of $159.7 million in unrealized appreciation on investments, net of deferred taxes, and $55.8 million in treasury stock acquired in the nine months ended September 30, 1999, offset by net income of $118.5 million for the nine months ended September 30, 1999. We paid dividends of $8.8 million in the nine months ended September 30, 1999.

    Our stockholders' equity increased to $1,479.2 million as of December 31, 1998 from $1,307.5 million as of December 31, 1997, principally reflecting a $155.1 million increase in retained earnings for the year and an increase of $37.2 million in unrealized appreciation of investments. Stockholders' equity as of December 31, 1997 increased to $1,307.5 million from $1,086.0 million as of December 31, 1996, principally reflecting an increase of $146.9 million in retained earnings and an increase of $82.6 million in unrealized appreciation of investments. We paid dividends of $10.1 million, $8.1 million and $6.1 million in 1998, 1997 and 1996, respectively.

    Our stockholders' equity of $1,377.8 million exceeded Everest Re's statutory-basis surplus of $1,128.1 million by $249.7 million at September 30, 1999. Our stockholders' equity of $1,479.2 million exceeded Everest Re's statutory-basis surplus of $1,059.4 million by $419.8 million at December 31, 1998. The primary differences between GAAP and SAP as they relate to us are:
(1) the deferral of acquisition costs under GAAP, which are immediately expensed under SAP; (2) the provision for deferred taxes on temporary tax differences under GAAP, which are excluded under SAP; and (3) the carrying at market value of fixed maturities available for sale under GAAP, as compared to amortized cost under SAP.

Liquidity and Capital Resources

Liquidity

    Our liquidity requirements are met on both a short- and long-term basis by funds provided by premiums collected, investment income, collected reinsurance receivables balances and from the sale and maturity of investments together with the availability of funds under our revolving credit facility. Our net cash flows from operating activities were $129.0 million and $187.9 million in the nine months ended September 30, 1999 and 1998, respectively. Recoveries under the stop loss agreement contributed $79.0 million and $40.0 million of such net cash flows in the nine months ended September 30, 1999 and 1998, respectively. Through September 30, 1999, cessions under the stop loss agreement have aggregated $339.2 million with available remaining limits net of coinsurance of $35.8 million. Excluding the stop loss recoveries, we believe that the decrease in net cash flows from operating activities reflects changes in our mix of business and variability in the payout of loss reserves.

    Proceeds and applications from sales and acquisitions of investment assets were $858.1 million and $954.9 million, respectively, in the nine months ended September 30, 1999, compared to $483.0 million and $684.7 million, respectively, in the nine months ended September 30, 1998, reflecting normal portfolio management activity aimed at enhancing our portfolio yield. Our current investment strategy seeks to maximize after-tax income through a high-quality, diversified, duration sensitive, taxable bond and tax-exempt municipal bond portfolio, while maintaining an adequate level of liquidity.

    On December 21, 1999, we entered into a three-year senior revolving credit facility with a syndicate of lenders, which replaced our prior credit facility which had been extended in June 1999 and increased from $50 million to $75 million on November 9, 1999. First Union National Bank is the administrative agent for the credit facility. The credit facility provides for borrowings of up to $150 million and bears interest at either the higher of the prime rate established by First Union National Bank from time to time or the federal funds rate plus 0.5% per annum. Alternatively, we may elect to have the borrowings bear interest at an adjusted London InterBank Offered Rate plus a margin. The amount of the margin and fees payable for the credit facility depend upon the senior unsecured debt rating or, if that is not available, the financial strength rating of Everest Re. The credit facility requires us to maintain specified debt to capital and interest coverage ratios and to maintain statutory surplus of Everest Re at $850 million plus 25% of future aggregate net income and 25% of future aggregate capital contributions. Upon completion of the restructuring, Everest Group guaranteed our obligations under the credit facility.

    On March 21, 1996, our board of directors approved a stock repurchase plan authorizing the repurchase of an aggregate amount of 2.5 million shares of common stock from time to time in open market transactions. During 1999, Everest Holdings' Board of Directors extended this authorization by an additional 4.4 million shares, bringing the total authorization to 6.9 million shares. During 1998, the first year in which purchases were made under this authorization, 516,900 shares were repurchased at an average price of $33.68 per share. During the nine months ended September 30, 1999, we repurchased
1.854 million shares of our common stock at an average price of $30.07 per share, raising the total repurchases under our authorized repurchase program to
2.371 million shares at an average price of $30.86 per share. The total repurchase expenditures to date are $73.2 million.

Exposure to Catastrophes

    As with other reinsurers, our operating results and financial condition can be adversely affected by unpredictable natural and other disasters, such as hurricanes, windstorms, earthquakes, floods, fires and explosions. Although we attempt to limit our exposure to acceptable levels, it is possible that an actual catastrophic event or multiple catastrophic events could have a material adverse effect on our financial condition, results of operations and cash flows. See "Risk Factors -- Unpredictable catastrophic events may reduce our net income".

    We employ various techniques, including licensed software modeling, to assess our accumulated exposure to property catastrophe losses and summarize that exposure in terms of the probable maximum loss, referred to in this prospectus supplement as PML. We define PML as our anticipated maximum loss, taking into account contract limits, caused by a single catastrophe affecting a broad contiguous geographic area, such as that caused by a hurricane or earthquake of a magnitude that it is expected to occur once in every 100 years. We estimate that our greatest catastrophe exposure worldwide from any single event is to hurricanes and earthquakes in the coastal regions of the United States, where we estimate that we have a PML exposure, before reinsurance, of approximately $170.0 million in each region based on our current book of business. Similarly, we estimate that the largest current PML exposure, before reinsurance, outside the United States is approximately $86.0 million. We may experience losses from one or more catastrophic events that exceed, perhaps by a substantial amount, our estimated PML.

    We maintain a corporate-level retrocessional protection program, above and beyond retrocessions purchased with respect to specific assumed coverage, to mitigate the potential impact of catastrophe losses. Prior to the December 31, 1998 cancellation of significant elements of this program, the attachment point of this program was $25.0 million per catastrophe in the United States and $10.0 million per catastrophe outside the United States. During 1998, $23.1 million was ceded under the corporate level retrocession program as a result of catastrophes occurring outside the United States. Effective January 1, 1999, we have purchased an accident year aggregate excess of loss protection that provides up to $175.0 million of coverage if Everest Re's statutory basis accident year loss ratio exceeds a loss ratio attachment point provided in the contract and responds on an aggregate basis with respect to both property and casualty losses, including those arising from catastrophes. The attachment point is net of inuring retrocessions and includes adjustable premium provisions that effectively cause us to offset, on a pre-tax income basis, up to 52.5% of our ceded losses, depending upon the character of the underlying losses, through additional premiums. The maximum recovery is $175.0 million before giving effect to a maximum adjustable premium of $86.3 million. Retrocessions inuring to the benefit of this program, for the period from May 15, 1998 through May 15, 1999, include a catastrophe retrocession that provides coverage of 70.0% of $20.0 million per occurrence in excess of $10.0 million in losses incurred by us outside of the United States, and for the period from May 23, 1998 through May 23, 1999, include a catastrophe retrocession which provides coverage of 87.5% of $20.0 million per occurrence in excess of $30.0 million in losses incurred by us outside of the United States. All aspects of the retrocession program have been structured to permit the program to be accounted for as reinsurance under SFAS No. 113.

    If a single catastrophe were to occur in the United States that resulted in $170.0 million of gross losses and allocated loss adjustment expenses, referred to in this prospectus supplement as ALAE, in 1999, an amount equivalent to Everest Re's PML, we estimate that the effect, including additional premiums and retained losses and ALAE, on our income before taxes would be $93.0 million. This pre-tax net loss estimate assumes that Everest Re's aggregate losses and ALAE for 1999 would exceed the threshold loss ratio requirement in the aggregate excess of loss cover by $170.0 million.

                                    BUSINESS

Business Operations

    We are the parent holding company of Everest Re, a property and casualty reinsurer. Until October 6, 1995, we were an indirect, wholly-owned subsidiary of The Prudential. Through Everest Re, we underwrite property and casualty reinsurance on a treaty and facultative basis for reinsurance and insurance companies in the United States and selected international markets. Everest Re writes reinsurance both through brokers and directly with ceding insurance companies. Everest Re and its subsidiaries also write primary insurance. Based on industry data at December 31, 1998 published by the Reinsurance Association of America, Everest Re is the sixth largest reinsurance company in the United States, ranked by statutory surplus.

    Following is a summary of our operating subsidiaries:

  . Everest National Insurance Company, referred to in this prospectus supplement as Everest National, an Arizona insurance company, is licensed in 42 states and the District of Columbia and is authorized to write primary insurance in the states in which it is licensed to write insurance, often called writing insurance on an admitted basis.

  . Everest Insurance Company of Canada, a Canadian insurance company, is licensed in all Canadian provinces and territories and is federally licensed in Canada to write primary insurance under the Insurance Companies Act of Canada.

  . Everest Indemnity Insurance Company, referred to in this prospectus supplement as Everest Indemnity, a Delaware insurance company, engages in the excess and surplus lines insurance business in the United States. Excess and surplus lines insurance is specialty property and liability coverage that an insurer not licensed to write insurance in a particular state is permitted to provide when the specific specialty coverage is unavailable from admitted insurers. This is often called writing insurance on a non-admitted basis. Everest Indemnity is licensed in Delaware and is eligible to write business in 37 states, the District of Columbia and the Commonwealth of Puerto Rico on a non-admitted basis.

  . Mt. McKinley Managers, L.L.C., a New Jersey limited liability company, is licensed in New Jersey as an insurance producer, which is any intermediary, such as an agent or broker, which acts as the conduit between an insurance company and an insured. Mt. McKinley holds licenses to allow it to act in New Jersey as an insurance producer in connection with policies written on both an admitted and a surplus lines basis. After a 1998 acquisition of the assets of insurance agency operations in Alabama and Georgia, the continuing insurance agency operations are now carried on by subsidiaries of Mt. McKinley. These subsidiaries are WorkCare Southeast, Inc., an Alabama insurance agency, and WorkCare Southeast of Georgia, Inc., a Georgia insurance agency.

  . Everest Re Holdings, Ltd., a Bermuda company formed in 1998 and referred to in this prospectus supplement as Everest Ltd., owns Everest Re Ltd., a United Kingdom company that is in the process of being dissolved because its reinsurance operations have been converted into branch operations of Everest Re. Everest Ltd. also holds approximately $91 million of investments, the management of which constitutes its principal operations.

  . Southeastern Security Insurance Company, a Georgia insurance company, licensed in Georgia and acquired by Everest Re in January 2000, writes primary insurance on an admitted basis.

    Our products include a full range of property and casualty coverages, including marine, aviation, surety, errors and omissions, directors' and officers', medical malpractice, other specialty liability lines, accident and health, workers' compensation, non-standard auto and loss portfolios. Our distribution channels include both the direct and broker reinsurance markets, international and domestic markets, reinsurance, both treaty and facultative, and insurance, both admitted and non-admitted.

    Our business strategies include effective management of the underwriting cycle, which refers to the tendency of insurance premiums, profits and the demand for and availability of coverage to rise and fall over time. We also seek to manage catastrophe exposures and control expenses and retrocessional costs, which are incurred when reinsurers purchase reinsurance. Our underwriting strategies seek to capitalize on our staff's expertise and our flexibility to offer multiple products by underwriting reinsurance through brokers and directly with ceding companies and by writing primary insurance on an admitted and non-admitted basis in a cost-efficient manner. Efforts to control expenses and to operate in a cost-efficient manner are a continuing focus for us.

    Our underwriting strategy emphasizes underwriting profitability rather than premium volume, the writing of specialized risks and the integration of underwriting expertise across all underwriting units. Key elements of this strategy are prudent risk selection, appropriate pricing through strict underwriting discipline and adjustment of our business mix to respond to changing market conditions. We focus on reinsuring companies that effectively manage the underwriting cycle through proper analysis and pricing of underlying risks and whose underwriting guidelines and performance are compatible with our objectives.

    Our underwriting strategy also emphasizes flexibility and responsiveness to changing market conditions, such as increased demand or favorable pricing trends. We believe that our existing strengths, including our broad underwriting expertise, international presence, diverse distribution capabilities and substantial capital, facilitate adjustments to our mix of business geographically, by line of business and by type of coverage. We believe that this allows us to capitalize on those market opportunities that provide the greatest potential for underwriting profitability. Our primary insurance infrastructure further facilitates this strategy by permitting us to develop business that requires us to issue primary insurance policies. We carefully monitor our mix of business to avoid inappropriate concentrations of geographic or other risk.

    Our underwriting guidelines seek to limit the accumulation of known risks in exposed areas, to require that business which is exposed to catastrophe losses be written with appropriate geographic spread and to maintain a cost-effective retrocession program. Our underwriting guidelines also seek to better reflect the relationship between premiums and risk assumed while maintaining our probable maximum loss at appropriate levels.

Marketing

    We write business on a worldwide basis for many different customers and for many lines of property and casualty business providing a broad array of coverages. We are not materially dependent on any single customer, small group of customers, line of business or geographical area. For the 1998 calendar year, no single customer generated more than 4.6% of our gross premiums written.

    Approximately 68.5% and 31.5% of our 1998 gross premiums written were written in the broker and direct markets, respectively. Our ability to write reinsurance both through brokers and directly with ceding companies gives us the flexibility to pursue business regardless of the ceding company's preferred reinsurance purchasing method.

    The reinsurance broker market consists of several substantial national and international brokers and a number of smaller specialized brokers. Brokers do not have the authority to bind us with respect to reinsurance agreements, nor do we commit in advance to accept any portion of the business that brokers submit to us. Reinsurance business from any ceding company, whether new or renewal, is subject to acceptance by us. Brokerage fees are generally paid by reinsurers. Our largest ten brokers accounted for an aggregate of approximately 51.8% of gross premiums written in 1998, with the two largest brokers accounting for approximately 17.0% and 8.3%, respectively, of gross premiums written.

   The direct market remains an important distribution system for reinsurance business written by Everest Re and primary insurance written through Everest National and Everest Indemnity in the United States and Everest Canada in Canada. Direct placement of reinsurance enables us to access clients who prefer to place their reinsurance directly with their reinsurers based upon the reinsurer's in-depth understanding of the ceding company's needs. Our primary insurance business is written principally through general agency relationships. We evaluate each business relationship, including the underwriting expertise and experience of each distribution channel selected, perform an analysis to evaluate financial security and monitor performance.

Underwriting Operations

   The following table presents the distribution of our gross premiums written by each of our underwriting units for the periods indicated, classified according to whether such premium is derived from property or casualty business and whether it represents pro rata or excess of loss business:

                  Gross Premiums Written by Underwriting Unit

                          Nine Months
                             Ended                              Years Ended December 31,
                         September 30,   ---------------------------------------------------------------------------
                              1999            1998            1997            1996           1995           1994
                         --------------  --------------  --------------  --------------  -------------  ------------
                                                          (dollars in millions)
U.S. Broker Treaty
 Property
 Pro Rata (1)..........  $  67.0    8.0% $   59.0   5.6% $   62.8   5.8% $   45.4   4.4% $ 51.7    5.4% $ 59.7   6.3%
 Excess................     37.5    4.5      41.3   3.9      53.3   5.0      60.4   5.8    59.0    6.2    53.9   5.7
 Casualty
 Pro Rata (1)..........     91.2   10.9     110.9  10.6      84.6   7.9      63.4   6.1    18.5    1.9    29.6   3.1
 Excess................    116.9   14.0     149.0  14.2     124.3  11.6     137.5  13.2   122.6   12.9   113.5  11.9
                         ------- ------  -------- -----  -------- -----  -------- -----  ------ ------  ------ -----
 Total (2)                 312.6   37.4     360.2  34.4     325.0  30.2     306.8  29.4   251.8   26.5   256.6  26.9
                         ------- ------  -------- -----  -------- -----  -------- -----  ------ ------  ------ -----
U.S. Direct Treaty
 Reinsurance and
 Insurance
 Property
 Pro Rata (1)..........     68.2    8.2       4.6   0.4      11.7   1.1      12.6   1.2     3.3    0.3     5.4   0.6
 Excess................      0.7    0.1       1.4   0.1       4.4   0.4       8.9   0.9     9.1    1.0    12.5   1.3
 Casualty
 Pro Rata (1)..........     72.7    8.7     148.6  14.2     128.0  11.9     114.5  11.0    99.8   10.5    83.2   8.7
 Excess................      3.9    0.5      14.6   1.4      14.3   1.3      12.5   1.2    10.0    1.1    38.6   4.0
                         ------- ------  -------- -----  -------- -----  -------- -----  ------ ------  ------ -----
 Total (2).............    145.5   17.5     169.2  16.2     158.4  14.7     148.6  14.2   122.2   12.9   139.7  14.7
                         ------- ------  -------- -----  -------- -----  -------- -----  ------ ------  ------ -----
Marine, Aviation and
 Surety
 Property
 Pro Rata (1)..........     55.4    6.6      62.5   6.0      92.9   8.6      94.6   9.1    89.2    9.4    74.1   7.8
 Excess................     14.5    1.7      15.6   1.5      16.9   1.6      17.8   1.7    18.7    2.0    16.8   1.8
 Casualty
 Pro Rata (1)..........     24.0    2.9      39.3   3.8      45.4   4.2      43.1   4.1    53.0    5.6    66.0   6.9
 Excess................      2.6    0.3       3.0   0.3       6.4   0.6       5.6   0.5     6.0    0.6     4.8   0.5
                         ------- ------  -------- -----  -------- -----  -------- -----  ------ ------  ------ -----
 Total (2).............     96.5   11.5     120.4  11.5     161.6  15.0     161.1  15.4   166.9   17.6   161.7  17.0
                         ------- ------  -------- -----  -------- -----  -------- -----  ------ ------  ------ -----
U.S. Facultative
 Property
 Pro Rata (1)..........      --     --        --    --        --    --        --    --      --  -- --      --    --
 Excess................     17.6    2.1      22.5   2.2      29.0   2.7      26.9   2.6    22.3    2.3    27.4   2.9
 Casualty
 Pro Rata (1)..........      --     --        --    --        --    --        --    --      --     --      --    --
 Excess................     35.4    4.2      49.0   4.7      53.4   5.0      61.8   5.9    46.6    4.9    39.3   4.1
                         ------- ------  -------- -----  -------- -----  -------- -----  ------ ------  ------ -----
 Total (2).............     53.0    6.3      71.5   6.8      82.4   7.7      88.7   8.5    68.8    7.2    66.7   7.0
                         ------- ------  -------- -----  -------- -----  -------- -----  ------ ------  ------ -----
Total U.S.
 Property
 Pro Rata (1)..........    190.6   22.8     126.1  12.1     167.4  15.6     152.6  14.6   144.2   15.2   139.2  14.6
 Excess................     70.3    8.4      80.8   7.7     103.6   9.6     114.0  10.9   109.1   11.5   110.6  11.6
 Casualty
 Pro Rata (1)..........    187.9   22.5     298.8  28.6     258.0  24.0     221.1  21.2   171.3   18.0   178.8  18.8
 Excess................    158.8   19.0     215.6  20.6     198.4  18.5     217.6  20.8   185.2   19.5   196.1  20.6
                         ------- ------  -------- -----  -------- -----  -------- -----  ------ ------  ------ -----
 Total (2).............    607.6   72.7     721.3  69.0     727.4  67.7     705.2  67.5   609.7   64.2   624.7  65.5
                         ------- ------  -------- -----  -------- -----  -------- -----  ------ ------  ------ -----
International
 Property
 Pro Rata (1)..........     93.9   11.2     141.9  13.6     144.2  13.4     124.2  11.9   136.2   14.3   147.0  15.4
 Excess................     41.4    4.9      45.7   4.4      62.9   5.9      79.8   7.6    84.9    8.9    89.2   9.4
 Casualty
 Pro Rata (1)..........     55.5    6.6      93.4   8.9      99.2   9.2      90.5   8.7    66.4    7.0    49.6   5.2
 Excess................     38.3    4.6      43.6   4.2      41.3   3.8      44.4   4.3    52.3    5.5    42.7   4.5
                         ------- ------  -------- -----  -------- -----  -------- -----  ------ ------  ------ -----
 Total (2).............    229.1   27.3     324.6  31.1     347.6  32.4     338.8  32.5   339.8   35.8   328.5  34.5
                         ------- ------  -------- -----  -------- -----  -------- -----  ------ ------  ------ -----
Total Company
 Property
 Pro Rata (1)..........    284.5   34.0     268.0  25.6     311.6  29.0     276.7  26.5   280.4   29.5   286.2  30.0
 Excess................    111.7   13.3     126.5  12.1     166.5  15.5     193.8  18.6   194.0   20.4   199.8  21.0
 Casualty
 Pro Rata (1)..........    243.4   29.1     392.2  37.5     357.2  33.2     311.6  29.8   237.6   25.0   228.4  24.0
 Excess................    197.1   23.6     259.2  24.8     239.7  22.3     261.9  25.1   237.5   25.0   238.8  25.1
                         ------- ------  -------- -----  -------- -----  -------- -----  ------ ------  ------ -----
 Total (2).............  $ 836.7  100.0% $1,045.9 100.0% $1,075.0 100.0% $1,044.0 100.0% $949.5  100.0% $953.2 100.0%
                         ======= ======  ======== =====  ======== =====  ======== =====  ====== ======  ====== =====

-------
(1) For purposes of the presentation above, pro rata reinsurance means reinsurance attaching to the first dollar of loss incurred by the ceding company.
(2) Certain totals and subtotals may not reconcile due to rounding.

U.S. Broker Treaty Operations

    Our U.S. broker treaty unit writes property, accident and health and casualty reinsurance through reinsurance brokers. We generally target specific brokers and, through the broker market, specialty companies and small- to medium-sized standard lines companies. The U.S. broker treaty operations also write portions of reinsurance programs for larger, national insurance companies.

    In 1998, $100.3 million of our gross premiums written were attributable to domestic property business which in 1998 and 1997 included accident and health business, of which 41.2% was written on an excess of loss basis and 58.8% was written on a pro rata basis. This unit utilizes sophisticated underwriting methods that we believe are necessary to analyze and price property business, particularly the segment of the property market that has catastrophe exposure. Accident and health underwriting utilizes both third party and proprietary actuarial pricing techniques.

    Domestic casualty business accounted for $259.9 million of our gross premiums written in 1998, of which 57.3% was written on an excess of loss basis and 42.7% was written on a pro rata basis. The treaty casualty portfolio consists principally of professional liability, directors' and officers' liability, workers' compensation, excess and surplus lines and other liability coverages. As a result of the complex technical nature of most of these risks, our casualty underwriters tend to specialize by line of business and work closely with our pricing actuaries.

U.S. Direct Treaty Reinsurance and Insurance Operations

    Our U.S. direct treaty reinsurance and insurance unit writes a full line of property and casualty business. In 1998, U.S. direct treaty reinsurance business accounted for $90.6 million of our gross premiums written, of which 17.7% was written on an excess of loss basis and 82.3% was written on a pro rata basis. The U.S. direct treaty underwriters target companies that place their business predominantly in the direct market, including small- to medium-sized regional ceding companies, and seek to develop long-term relationships with these companies.

    In 1998, our direct treaty domestic insurance operations accounted for $78.6 million of gross premiums written primarily through Everest National. Everest National targets commercial property and casualty business written through agency relationships with program administrators. The initial underwriting process for business written through agents is supplemented with periodic claims and underwriting reviews.

Marine, Aviation and Surety Operations

    Our marine and aviation unit focuses on ceding companies with a particular expertise in the marine and aviation business. The marine and aviation business is written primarily through brokers and contains a significant international component written primarily in the London market. The surety business that we underwrite consists mainly of reinsurance of contract surety bonds.

    Gross premiums written by the marine and aviation unit in 1998 totaled $68.6 million, substantially all of which was written on a treaty basis and 66.7% of which was sourced through reinsurance brokers. Marine treaties represented 38.3% of the marine and aviation gross premiums written in 1998 and consisted of hull and liability coverage. Approximately 82.5% of the marine unit premiums in 1998 were written on a pro rata basis and 17.5% as excess of loss. Aviation premiums accounted for 61.7% of the marine and aviation gross premiums written in 1998 and included reinsurance for airlines, general aviation and satellites. Approximately 92.9% of the aviation unit's premiums in 1998 were written on a pro rata basis and 7.1% as excess of loss.

    In 1998, gross premiums written by the surety unit totaled $51.8 million. Approximately 78.9% of the surety unit premiums in 1998 were written on a pro rata basis and 21.1% on an excess of loss basis. Most of the portfolio is reinsurance of contract surety bonds written directly with ceding companies, with the remainder being credit reinsurance, mostly in international markets. The unit's strategy is to maintain long-term relationships with major surety and fidelity writers and to continue to expand its international business.

U.S. Facultative Operations

    Our U.S. facultative unit conducts business both through brokers and directly with ceding companies. The U.S. facultative operations consist of three underwriting units representing property, casualty and specialty lines of business. Business is written from a facultative headquarters office in New York and satellite offices in Chicago and San Francisco. In 1998, $22.0 million, $25.2 million and $24.3 million of gross premiums written were attributable to property, general casualty and specialty lines of business, respectively.

International

    Our international operations are designed to enable us to capitalize on growth opportunities in the international reinsurance market. We target several international markets, including: Europe and the London market, which are serviced by branch operations in London and Brussels and a representative office in Moscow; Canada, with branch operations in Toronto; Asia and Australia, with branch operations in Hong Kong and Singapore; and Latin America, Africa and the Middle East, which business is serviced from our New Jersey headquarters and Miami office. We also write "home-foreign" business, which provides reinsurance on the international portfolios of U.S. insurers, from our headquarters in New Jersey. Approximately 57.8% of the gross premiums written by our international underwriters in 1998 represented property business, while the balance represented casualty business. As with our U.S. operations, our international operations focus on financially sound companies that have strong management and underwriting discipline and expertise. Approximately 67.0% of our international business was written through brokers, with the remainder written directly with ceding companies.

    In 1998, gross premiums written by our London and Brussels operations totaled $148.5 million and consisted of pro rata property (31.0%), excess property (21.1%), pro rata casualty (35.9%) and excess casualty (12.0%). Substantially all of the London and Brussels premiums consisted of treaty reinsurance. The Brussels office focuses on the continental European reinsurance markets, while the London office covers international business written through the London market. Gross premiums written in 1998 from the Brussels and London offices totaled $69.3 million and $79.2 million, respectively.

    Gross premiums written by our Canadian operation totaled $53.9 million in 1998 and consisted of pro rata property (5.0%), excess property (2.7%), pro rata multi-line (47.1%), excess casualty (35.7%) and primary insurance written by Everest Canada (9.5%). Approximately 67.6% of the Canadian premiums consisted of treaty reinsurance, while 22.9% was facultative reinsurance and 9.5% was primary insurance.

    Our Hong Kong and Singapore offices cover the Asian and Australian markets and accounted for $33.0 million of gross written premiums in 1998. This business consisted of pro rata property (86.1%), excess property (8.7%) and pro rata and excess casualty (5.2%).

    International business written out of Everest Re's New Jersey and Miami offices accounted for $89.2 million of our 1998 gross premiums written and consisted of pro rata treaty property (68.2%), pro rata treaty casualty (13.3%), excess treaty property (10.4%), excess treaty casualty (2.0%) and excess facultative property and casualty (6.1%). Of this international business, 52.9% was sourced from Latin America, 23.7% was sourced from the Middle East, 2.3% was sourced from Europe, 5.6% was sourced from Africa, 1.0% was sourced from Asia and 14.5% was "home-foreign" business.

Competition

    The worldwide property and casualty reinsurance and insurance businesses are highly competitive and have experienced severe price competition over the last several years. Competition is based on many factors, including the perceived overall financial strength of the reinsurer, A.M. Best's and/or Standard & Poor's rating of the reinsurer, underwriting expertise, the jurisdictions where the reinsurer or insurer is licensed or otherwise authorized, premiums charged, other terms and conditions of the product offered, services offered, speed of claims payment and reputation and experience in lines written.

    We compete in the United States and international reinsurance and insurance markets with numerous international and domestic reinsurance and insurance companies. Our competitors include independent reinsurance companies, subsidiaries or affiliates of established worldwide insurance companies, reinsurance departments of primary insurance companies and domestic and international underwriting operations, including underwriting syndicates in Lloyd's of London. Some of these competitors have greater financial resources than we do, have been operating for longer than we have and have established long-term and continuing business relationships throughout the industry, which can be a significant competitive advantage. In addition, we expect to face further competition in the future.

    Since 1987, the worldwide reinsurance and insurance industries have experienced increased global competition. Competition has increased as a result of the consolidation of reinsurance companies, the formation of new reinsurance companies, including several well-capitalized Bermuda-based companies which operate within a tax-advantaged jurisdiction, and generally greater capital levels maintained by reinsurance companies resulting from earnings growth, investment gains, mergers and other factors. Lloyd's of London also has made several operational changes that have increased the reinsurance capacity at Lloyd's and enhanced its competitive position. In addition, the potential for securitization of reinsurance and insurance risks through the capital markets provide an additional source of reinsurance and insurance capacity. During this same period, the demand for reinsurance by primary insurers has been adversely affected by several factors, including consolidation of primary insurers, increased primary insurer capital levels and continued access to capital markets and increases in primary insurer's net retention levels.

    We believe that the factors noted above that affect the supply of and demand for reinsurance and insurance have resulted in increasingly competitive market conditions and have influenced the continuing downward pressure on reinsurance and insurance rates and the expansion of contract terms in the current marketplace. We also believe that the reinsurance and insurance markets, including reinsurance brokers, will continue to undergo further consolidation and that reinsurers will need significant size, financial strength and service capabilities to compete effectively.

                            DESCRIPTION OF THE NOTES

    The following description of the particular terms of the notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of senior notes set forth in the accompanying prospectus.

General

    The notes will be issued as a series of debt securities under the indenture, to be dated as of March 14, 2000, as supplemented by the first supplemental indenture, to be dated as of March 14, 2000, relating to the 8.50% notes and the second supplemental indenture, to be dated as of March 14, 2000, relating to the 8.75% notes, in each case between Everest Holdings and The Chase Manhattan Bank, as trustee. For a description of the rights attaching to different series of notes under the indenture, see "Description of the Senior Notes" in the accompanying prospectus.

    The notes will be issued as unsecured obligations of Everest Holdings. The 8.50% notes will be offered in an aggregate principal amount of $250,000,000 and the 8.75% notes will be offered in an aggregate principal amount of $200,000,000. The notes will be issued only in book-entry form through the facilities of The Depository Trust Company, and will be in denominations of $1,000 and integral multiples thereof. Transfers or exchanges of beneficial interests in the notes in book-entry form may be effected only through a participating member of the depositary. See "--Global Securities" below. The 8.50% notes will mature on March 15, 2005 and the 8.75% notes will mature on March 15, 2010.

    The notes will bear interest from March 14, 2000, payable in arrears on each March 15 and September 15, commencing September 15, 2000 at the rates set forth on the cover page of this prospectus supplement, to the persons in whose names the notes are registered on the preceding March 1 and September 1, respectively.

Optional Redemption

    The 8.75% notes will be redeemable, in whole or in part, at the option of Everest Holdings at any time at a redemption price equal to the greater of:

  . 100% of the principal amount of the 8.75% notes; or

  . the sum of the present values of the remaining scheduled payments of principal and interest on the 8.75% notes, not including any portion of the payments of interest accrued as of the date of redemption, discounted to the redemption date on a semi-annual basis at the Treasury Rate, plus 25 basis points;

plus, in each case, accrued and unpaid interest on the 8.75% notes to the date of redemption.

    "Comparable Treasury Issue" means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the 8.75% notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the 8.75% notes.

    "Comparable Treasury Price" means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the trustee obtains fewer than three Reference Treasury Dealer Quotations, the average of all of the quotations.

    "Independent Investment Banker" means Goldman, Sachs & Co. and any successor firm or, if the firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the trustee after consultation with Everest Holdings.

    "Reference Treasury Dealer" means each of Goldman, Sachs & Co. and any three of the following as determined by us: Donaldson, Lufkin & Jenrette Securities Corporation, First Union Securities, Inc., Morgan Stanley & Co. Incorporated and ABN AMRO Incorporated; provided, that (i) if any of the foregoing shall cease to be a primary treasury dealer in U.S. Government securities, we will substitute another primary treasury dealer in its place and
(ii) if we fail to select a substitute within a reasonable period of time, then the substitute will be any other primary treasury dealer selected by the trustee after consultation with us.

    "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the trustee by the Reference Treasury Dealer at 5:00 p.m. on the third business day preceding the redemption date.

    "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue, expressed as a percentage of its principal amount, equal to the Comparable Treasury Price for the redemption date.

    Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the 8.75% notes to be redeemed.

    Unless Everest Holdings defaults in payment of the redemption price, on or after the redemption date, interest will cease to accrue on the 8.75% notes or portions of the 8.75% notes called for redemption.

    The notes will not be entitled to any sinking fund.

Global Securities

    The notes will be represented by one or more global securities registered in the name of the nominee of the depositary, and will be available for purchase in denominations of $1,000 and any integral multiple of $1,000. Each global security will be deposited with the depositary, its nominee or custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer of the notes referred to below and any other matters as may be provided for pursuant to the indenture.

    Ownership of beneficial interests in a global security will be limited to institutions that have accounts with the depositary or its nominee, often called participants, or persons that may hold beneficial interests through participants. In addition, ownership of beneficial interests by participants in a global security will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by the depositary or its nominee. Ownership of beneficial interests in the global security by persons that hold through participants will be evidenced only by, and the transfer of that ownership interest within the participant will be effected only through, records maintained by the participant. Some insurance companies and other institutions are required by law to hold their investment securities in definitive form, so an investor may not be able to sell its notes to those entities.

    Payment of principal of and any premium and interest on the notes represented by any global security will be made to the depositary's nominee as the registered owner and holder of the global security. None of Everest Holdings, the trustee or any agent of Everest Holdings or the trustee will have any responsibility or liability for any aspect of the depositary's or its nominee's records or any participant's records relating to or payments made on account of the beneficial ownership interests in a global security or for maintaining, supervising or reviewing any of the depositary's or its nominee's records or any participant's records relating to the beneficial ownership interests.

    A global security is exchangeable for definitive notes registered in the name of, and a transfer of a global security may be registered to, any person other than the depositary or its nominee, only if:

  . the depositary notifies us and the trustee that it is unwilling or unable to continue as depositary for the global security and a successor depositary is not appointed by us within 90 days;

  . if, at any time, the depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and a successor depositary is not appointed by us within 90 days;

  . if an event of default has occurred and is continuing; or

  . we determine, in our sole discretion, that the global security shall be exchangeable for definitive notes in registered form.

    The depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among its participants in securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. Participants include brokers, dealers, banks, trust companies, clearing corporations and other organizations, some of whom own the depositary. Access to the depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by the depositary only through participants.

Certain Covenants in the Supplemental Indenture

Limitations on Sales of Restricted Subsidiaries' Capital Stock

    We will not sell, transfer or otherwise dispose of any shares of capital stock of a restricted subsidiary, and we will not permit any restricted subsidiary to sell, transfer or otherwise dispose of any shares of capital stock of any other restricted subsidiary, unless the entire capital stock of the restricted subsidiary at the time owned by us and our restricted subsidiaries is disposed of at the same time for a consideration consisting of cash or other property, which, in the opinion of our board of directors, is at least equal to the fair value of the restricted subsidiary. These restrictions do not apply to the sale, transfer or disposition of directors' qualifying shares or sales or transfers to us or to other restricted subsidiaries.

    For purposes of the supplemental indenture, "restricted subsidiary" means a subsidiary that is a regulated insurance company principally engaged in one or more of the life, annuity, property and casualty insurance or reinsurance businesses and whose total assets and total revenues are 10% or more of the total assets and total revenues, respectively, of Everest Holdings and its consolidated subsidiaries, including the restricted subsidiary, unless our board of directors determines that the subsidiary is not material to the financial condition of Everest Holdings and its subsidiaries taken as a whole. As of the date of this prospectus supplement, our only restricted subsidiary is Everest Re. Everest Re accounted for approximately 98.3% of our consolidated revenues during 1999 and approximately 99.7% of our consolidated assets at December 31, 1999.

Limitations on Liens on Restricted Subsidiaries' Capital Stock

    We will not, and will not permit any restricted subsidiary at any time directly or indirectly to, create, assume, incur or permit to exist any indebtedness secured by a pledge, lien or other encumbrance on the capital stock of any restricted subsidiary without making effective provision whereby the notes then outstanding, and, if we elect, any other indebtedness ranking on a parity with the notes, will be equally and ratably secured with that other indebtedness so long as that other indebtedness is secured.

Defeasance

    The indenture provisions relating to satisfaction and discharge and legal and covenant defeasance that are described in the accompanying prospectus under the caption "Description of the Senior Notes--Defeasance and Covenant Defeasance" will apply to the notes.

Concerning the Trustee

    Everest Holdings and certain of its affiliates maintain banking relationships in the ordinary course of business with The Chase Manhattan Bank.

Paying Agent and Registrar

    The Chase Manhattan Bank will act as paying agent and registrar for the notes.

                                  UNDERWRITING

    Everest Holdings and the underwriters for the offering named below have entered into an underwriting agreement and pricing agreements with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table:

                                                       Principal    Principal
                                                         Amount       Amount
                                                        of 8.50%     of 8.75%
                      Underwriters                       Notes        Notes
                      ------------                     ---------    ---------
   Goldman, Sachs & Co............................... $150,000,000 $120,000,000
   Donaldson, Lufkin & Jenrette Securities
    Corporation......................................   50,000,000   40,000,000
   First Union Securities, Inc.......................   50,000,000   40,000,000
                                                      ------------ ------------
       Total......................................... $250,000,000 $200,000,000
                                                      ============ ============

    Notes sold by the underwriters to the public will initially be offered at their respective initial public offering prices set forth on the cover of this prospectus supplement. Any 8.50% notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.350% of the principal amount of the 8.50% notes. Any such securities dealers may resell any 8.50% notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.250% of the principal amount of the 8.50% notes. Any 8.75% notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.400% of the principal amount of the 8.75% notes. Any such securities dealers may resell any 8.75% notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.250% of the principal amount of the 8.75% notes. If all the notes are not sold at the initial offering prices, the underwriters may change the offering prices and the other selling terms.

    The notes are a new issue of securities with no established trading market. Everest Holdings has been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity or existence of the trading market for the notes.

    In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater aggregate principal amount of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

    The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased notes sold by or for the account of the underwriter in stabilizing or short covering transactions.

    These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

    Everest Holdings will apply to list the notes on the New York Stock
Exchange.

    Everest Holdings estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $600,000.

    Everest Holdings has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

    In the ordinary course of their respective businesses, the underwriters and their affiliates have engaged, and may in the future engage, in investment banking or general financing and banking transactions with Everest Holdings and/or its affiliates and may receive customary fees for providing the services.

    An affiliate of First Union Securities, Inc. is the administrative agent for the credit facility of Everest Holdings.

                             VALIDITY OF THE NOTES

    The validity of the notes will be passed upon for Everest Holdings by Mayer, Brown & Platt, Chicago, Illinois and for the underwriters by Sullivan & Cromwell, New York, New York.

Prospectus

                                  $450,000,000

                       Everest Reinsurance Holdings, Inc.

             Senior Notes, Junior Subordinated Notes and Guarantee

                            Everest Re Capital Trust

                       Preferred Securities Guaranteed by
                       Everest Reinsurance Holdings, Inc.

                               ----------------

   We may offer and sell the securities from time to time in one or more offerings. This prospectus provides you with a general description of the securities that we may offer.

   Each time we sell securities we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the securities. You should carefully read this prospectus and any supplement before you invest in any of our securities.

   Everest Reinsurance Holdings, Inc. may offer and sell the following securities:

    .  senior notes

    .  junior subordinated notes

   Everest Re Capital Trust may offer and sell preferred securities guaranteed by Everest Holdings.

                               ----------------

   If we decide to list any of these securities on a national securities exchange upon issuance, the supplements to this prospectus will identify the exchange and state when we expect trading to begin.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

   We may offer these securities through underwriters or agents or directly to institutional investors. The supplements to this prospectus will provide the specific terms of the plan of distribution.

                               ----------------

                       Prospectus dated January 12, 2000

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
ABOUT THIS PROSPECTUS.....................................................   1

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS......................   1

WHERE YOU CAN FIND MORE INFORMATION.......................................   2

EVEREST HOLDINGS..........................................................   3

RECENT DEVELOPMENTS.......................................................   5

THE PROPOSED RESTRUCTURING................................................   5

THE TRUST.................................................................   8

USE OF PROCEEDS...........................................................   9

RATIO OF EARNINGS TO FIXED CHARGES........................................   9

ACCOUNTING TREATMENT......................................................   9

DESCRIPTION OF THE SENIOR NOTES...........................................  10

DESCRIPTION OF THE JUNIOR SUBORDINATED NOTES..............................  19

DESCRIPTION OF THE PREFERRED SECURITIES...................................  29

DESCRIPTION OF THE PREFERRED SECURITIES GUARANTEE.........................  36

DESCRIPTION OF THE EXPENSE AGREEMENT......................................  38

RELATIONSHIP AMONG THE PREFERRED SECURITIES, PREFERRED SECURITIES
 GUARANTEE AND JUNIOR SUBORDINATED NOTES HELD BY THE TRUST................  38

PLAN OF DISTRIBUTION......................................................  39

EXPERTS...................................................................  40

VALIDITY OF THE SECURITIES................................................  40

                             ABOUT THIS PROSPECTUS

   This prospectus is part of a "shelf" registration statement that we filed with the SEC. By using a shelf registration statement, we may sell up to $450,000,000 offering price of any combination of the securities described in this prospectus from time to time and in one or more offerings. This prospectus only provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of the securities. Before purchasing any securities, you should carefully read both this prospectus and any supplement, together with the additional information described under the heading "Where You Can Find More Information".

   Everest Re Capital Trust, referred to in this prospectus as the trust, has no independent function other than to issue securities and to purchase junior subordinated notes from Everest Reinsurance Holdings, Inc., referred to in this prospectus as Everest Holdings. This prospectus does not contain separate financial statements for the trust. Everest Holdings files consolidated financial information with the SEC that includes the trust. This prospectus also does not contain separate additional information about the trust because it is a wholly owned subsidiary of Everest Holdings and the trust is issuing non-convertible, investment grade securities, which are fully and unconditionally guaranteed by Everest Holdings. We do not believe that additional financial or other information regarding the trust would be useful to you.

   You should rely only on the information contained or incorporated by reference in this prospectus and in any supplement. "Incorporate by reference" means that we can disclose important information to you by referring you to another document filed separately with the SEC. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any supplement to this prospectus is accurate as of the dates on their covers. Our business, financial condition, results of operations and prospects may have changed since that date.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus, any prospectus supplement and the information incorporated by reference in them may contain forward-looking statements within the meaning of the federal securities laws. Everest Holdings intends these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these sections. In some cases, you can identify these statements by our use of forward-looking words such as "may", "will", "should", "anticipate", "estimate", "expect", "plan", "believe", "predict", "potential" or "intend". You should be aware that these statements and any other forward-looking statements in these documents only reflect our expectations and are not guarantees of performance. These statements involve risks, uncertainties and assumptions. Actual events or results may differ materially from our expectations. Important factors that could cause our actual results to be materially different from our expectations include those discussed in any of these documents under the caption "Risk Factors". The safe harbor provisions for forward-looking statements only apply to companies who have previously offered securities to the public. Because the trust's offer of the preferred securities constitutes its initial public offering of securities, the safe harbor provisions of the federal securities laws do not apply to it. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

                      WHERE YOU CAN FIND MORE INFORMATION

Available Information

   This prospectus is part of a registration statement that we filed with the SEC. The registration statement, including the attached exhibits, contains additional relevant information about Everest Holdings and the trust. The rules and regulations of the SEC allow us to omit some of the information included in the registration statement from this prospectus. In addition, Everest Holdings files reports, proxy statements and other information with the SEC under the Exchange Act. You can read and copy any of this information at the following locations of the SEC:

  Public Reference Room     New York Regional Office   Chicago Regional Office
  450 Fifth Street, N.W.    7 World Trade Center       Citicorp Center
  Room 1024                 Suite 1300                 500 West Madison Street
  Washington, D.C. 20549    New York, New York 10048   Suite 1400
                                                       Chicago, Illinois
                                                       60661-2551

   You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the SEC's Public Reference Room in Washington, D.C. by calling the SEC at 1-800-SEC-0330.

   The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers, like Everest Holdings, that file electronically with the SEC. The address of that site is http://www.sec.gov. The SEC file number for documents filed by Everest Holdings under the Exchange Act is 1-13816.

   Everest Holdings' common stock is listed on the New York Stock Exchange and its stock symbol is "RE". You can inspect reports, proxy statements and other information concerning Everest Holdings at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

Incorporation by Reference

   The rules of the SEC allow us to incorporate by reference information into this prospectus. The information incorporated by reference is deemed to be part of this prospectus, except for any information that is superseded by information included directly in this prospectus or in any prospectus supplement, and later information that we file with the SEC will automatically update and supersede that information. This prospectus incorporates by reference the documents set forth below that we have previously filed or will file with the SEC. These documents contain important information about Everest Holdings.

  . Annual Report on Form 10-K of Everest Holdings for the year ended
    December 31, 1998;

  . Quarterly Reports on Form 10-Q of Everest Holdings for quarters ended
    March 31, 1999, June 30, 1999 and September 30, 1999; and

  . All additional documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the termination of the offering of securities described in any prospectus supplement.

   Upon request, Everest Holdings will provide without charge to each person to whom a copy of this prospectus has been delivered a copy of any and all of these filings. You may request a copy of these filings by writing or telephoning us at:

                       Everest Reinsurance Holdings, Inc.
                             477 Martinsville Road
                                  P.O. Box 830
                     Liberty Corner, New Jersey 07938-0830
                           Attention: Janet J. Burak
                           Telephone: (908) 604-3000

                                EVEREST HOLDINGS

Business Operations

   Everest Holdings was established in 1993 in Delaware to serve as the parent holding company of Everest Reinsurance Company, referred to in this prospectus as Everest Re, a property and casualty reinsurer formed in 1973. Until October 6, 1995, Everest Holdings was an indirect, wholly-owned subsidiary of The Prudential Insurance Company of America. On October 6, 1995, The Prudential sold its entire interest in Everest Holdings' shares of common stock in an initial public offering.

   Everest Holdings, through Everest Re, underwrites property and casualty reinsurance on a treaty and facultative basis for insurance and reinsurance companies in the United States and selected international markets. Reinsurance is a form of insurance purchased by an insurance company to indemnify it for all or part of the loss that it may sustain under insurance contracts that it has written. Insurance companies purchasing reinsurance are often referred to as ceding companies or reinsureds. Underwriting reinsurance on a treaty basis means that Everest Re reinsures one or more insurance companies pursuant to an agreement called a treaty, which sets forth the terms and conditions of the reinsurance. Treaties generally automatically reinsure a specific line or class of business. Underwriting reinsurance on a facultative basis means that Everest Re reinsures one specific policy as opposed to the reinsurance of a specific line or class of business.

   Everest Re writes reinsurance both through brokers and directly with ceding companies, giving it the flexibility to pursue business regardless of the ceding company's preferred reinsurance purchasing method. Everest Re and its subsidiaries also write primary property and casualty insurance. Primary insurance is purchased by insureds to pay amounts to them for economic losses sustained from unexpected events. Based on industry data at December 31, 1998 published by the Reinsurance Association of America, Everest Re is the sixth largest reinsurance company in the United States, ranked by statutory surplus. Statutory surplus is the amount by which the assets of an insurer exceed the insurer's liabilities, including the amounts required by law to be established as reserves for the insurer's insurance obligations.

   Following is a summary of Everest Holdings' and Everest Re's operating subsidiaries:

  . Everest National Insurance Company, an Arizona insurance company, is licensed in 42 states and the District of Columbia and is authorized to write primary insurance in the states in which it is licensed to write insurance, often called writing insurance on an admitted basis.

  . Everest Insurance Company of Canada, a Canadian insurance company, is licensed in all Canadian provinces and territories and is federally licensed to write primary insurance under the Insurance Companies Act of Canada.

  . Everest Indemnity Insurance Company, a Delaware insurance company, engages in the excess and surplus lines insurance business in the United States. Excess and surplus lines insurance is specialty property and liability coverage that an insurer not licensed to write insurance in a particular state is permitted to provide when the specific specialty coverage is unavailable from admitted insurers. This is often called writing insurance on a non-admitted basis. Everest Indemnity is licensed in Delaware and is eligible to write business in 39 states, the District of Columbia and the Commonwealth of Puerto Rico on a non-admitted basis.

  . Mt. McKinley Managers, L.L.C., a New Jersey limited liability company, is licensed in New Jersey as an insurance producer, which is any intermediary, such as an agency or broker, which acts as the conduit between an insurance company and an insured. Mt. McKinley holds licenses to allow it to act in New Jersey as an insurance producer in connection with policies written on both an admitted and a surplus lines basis. After a 1998 acquisition of the assets of insurance agency operations in Alabama and Georgia, the continuing insurance agency operations are now carried on by subsidiaries of Mt. McKinley. These subsidiaries are WorkCare Southeast, Inc., an Alabama insurance agency, and WorkCare Southeast of Georgia, Inc., a Georgia insurance agency.

  . Everest Re Holdings, Ltd., a Bermuda company formed in 1998, owns Everest
    Re Ltd., a United Kingdom company that is in the process of being dissolved because its reinsurance operations have been converted into branch operations of Everest Re. Everest Ltd. also holds approximately $100 million of investments.

   Our products include a full range of property and casualty coverages, including marine, aviation, surety, errors and omissions, directors' and officers', medical malpractice, other specialty liability lines, accident and health, workers compensation, non-standard auto and loss portfolios. Our distribution channels include both the direct and broker reinsurance markets, international and domestic markets, reinsurance, both treaty and facultative, and insurance, both admitted and non-admitted.

   Our business strategies include effective management of the underwriting cycle, which refers to the tendency of insurance premiums, profits and the demand for and availability of coverage to rise and fall over time. We also seek to manage catastrophe exposures and control expenses and retrocessional costs, which are incurred when reinsurers purchase reinsurance. Our underwriting strategies seek to capitalize on our staff's expertise and our flexibility to offer multiple products by underwriting reinsurance through brokers and directly with ceding companies and by writing primary insurance on an admitted and non-admitted basis in a cost efficient manner. Efforts to control expenses and to operate in a cost efficient manner are a continuing focus for us.

   Our underwriting strategy emphasizes underwriting profitability rather than premium volume, the writing of specialized risks and the integration of underwriting expertise across all underwriting units. Key elements of this strategy are prudent risk selection, appropriate pricing through strict underwriting discipline and adjustment of our business mix to respond to changing market conditions. We focus on reinsuring companies that effectively manage the underwriting cycle through proper analysis and pricing of underlying risks and whose underwriting guidelines and performance are compatible with our objectives.

   Our underwriting strategy also emphasizes flexibility and responsiveness to changing market conditions, such as increased demand or favorable pricing trends. We believe that our existing strengths, including our broad underwriting expertise, international presence, diverse distribution capabilities and substantial capital, facilitate adjustments to our mix of business geographically, by line of business and by type of coverage. We believe that this allows us to capitalize on those market opportunities that provide the greatest potential for underwriting profitability. Our primary insurance infrastructure further facilitates this strategy by permitting us to develop business that requires us to issue primary insurance policies. We carefully monitor our mix of business to avoid inappropriate concentrations of geographic or other risk.

   Our underwriting guidelines seek to limit the accumulation of known risks in exposed areas, to require that business that is exposed to catastrophe losses be written with appropriate geographic spread and to maintain a cost-effective retrocession program. Our underwriting guidelines also seek to better reflect the relationship between premiums and risk assumed while maintaining our probable maximum loss at appropriate levels.

   Our principal executive offices are located at 477 Martinsville Road, P.O. Box 830, Liberty Corner, New Jersey 07938-0830, and our telephone number is
(908) 604-3000.

                              RECENT DEVELOPMENTS

   On December 21, 1999, Everest Holdings entered into a three year senior revolving credit facility with a syndicate of lenders, which replaces its $75 million facility. First Union National Bank is the administrative agent for the credit facility. The credit facility provides for borrowings of up to $150 million and bears interest at either the higher of the prime rate established by First Union National Bank from time to time or the federal funds rate plus 0.5% per annum. Alternatively, Everest Holdings may elect to have the borrowings bear interest at an adjusted London InterBank Offered Rate plus a margin. The amount of the margin and fees payable for the credit facility depend upon the senior unsecured debt rating or, if that is not available, the financial strength rating of Everest Re. The credit facility requires Everest Holdings to maintain specified debt to capital and interest coverage ratios and to maintain statutory surplus of its major operating subsidiary at $850 million plus 25% of future aggregate net income and 25% of future aggregate capital contributions. If the restructuring is completed, the new parent company of Everest Holdings must guarantee the obligations of Everest Holdings under the credit facility.

                           THE PROPOSED RESTRUCTURING

   On September 16, 1999, the board of directors of Everest Holdings approved a plan under which Everest Holdings and its subsidiaries would be restructured as follows:

  . Everest Re Group, Ltd., a company organized in Bermuda and with its principal office in Barbados, referred to in this prospectus as Everest Group, will become the new publicly-owned parent corporation of Everest Holdings

  . Everest Holdings, as a subsidiary of Everest Group, will continue to act as the holding company for the subsidiaries of Everest Holdings in the United States and Canada.

  . Everest Group will also be the holding corporation for a new Bermuda-based reinsurance subsidiary, Everest Reinsurance (Bermuda) Ltd., referred to in this prospectus as Everest Bermuda.

   The restructuring will be accomplished in the following steps:

  . Everest Holdings has organized a subsidiary, Everest Group, under the laws of Bermuda and established its principal executive offices in Barbados.

  . Everest Group has organized a Delaware subsidiary, Everest Re Merger
    Corporation, referred to in this prospectus as Everest Merger.

  . Everest Merger will be merged into Everest Holdings, with Everest
    Holdings as the surviving corporation. When the merger is completed, Everest Holdings will become a subsidiary of Everest Group and each outstanding share of common stock of Everest Holdings will be converted into one common share of Everest Group.

  . After the merger is completed, Everest Group will capitalize Everest
    Bermuda, its Bermuda-based reinsurance subsidiary.

   In connection with the restructuring, Everest Group also intends to form a new Delaware subsidiary, Everest Global Services, Inc., to perform administrative and back office functions for Everest Group and its insurance subsidiaries.

   We intend to call a special meeting of our stockholders to consider and vote on the proposed restructuring. If our stockholders approve the proposed restructuring at the special meeting, we anticipate that the proposed restructuring will be completed immediately thereafter.

   The offerings of the securities described in this prospectus are not contingent on the restructuring being approved or completed. We intend to offer securities when market conditions are favorable.

   The present corporate structure of Everest Holdings and its subsidiaries and the corporate structure that would result from the proposed restructuring can be illustrated as follows:

[ORGANIZATION CHART APPEARS HERE]

                        [AFTER THE RESTRUCTURING CHART]

                                   THE TRUST

   Everest Holdings created the trust as a statutory Delaware business trust pursuant to a trust agreement. Everest Holdings will enter into an amended and restated trust agreement for the trust, which will state the terms and conditions for the trust to issue and sell its preferred securities and common securities.

   The trust exists solely to:

  . issue and sell to the public preferred securities, representing undivided beneficial interests in the assets of the trust;

  . issue and sell to Everest Holdings common securities, representing undivided beneficial interests in the assets of the trust;

  . use the proceeds from the sale of its preferred and common securities to purchase a series of our junior subordinated notes;

  . distribute the cash payments it receives from the junior subordinated notes it owns to the holders of the preferred and common securities; and

  . engage in other activities that are necessary or incidental to these purposes.

   Everest Holdings will purchase all of the common securities of the trust. The common securities will represent an aggregate liquidation amount equal to at least 3% of the trust's total capitalization. The preferred securities will represent the remaining approximately 97% of the trust's total capitalization. The common securities will have terms substantially identical to, and will rank equal in priority of payment with, the preferred securities. Payment will be made on both the common securities and the preferred securities when payments of interest are made on the junior subordinated notes, upon redemption of the junior subordinated notes or in some circumstances upon liquidation of the trust. However, if we default on the payments on the related junior subordinated notes, then cash distributions and redemption, liquidation and other amounts payable on the common securities will be subordinate in priority of payment to the amounts payable on the preferred securities.

   The preferred securities will be guaranteed by Everest Holdings as described later in this prospectus.

   We have appointed five trustees to conduct the trust's business and affairs:

  . The Chase Manhattan Bank, which will act as the property trustee;

  . Chase Manhattan Bank Delaware, which will act as the Delaware trustee;
    and

  . Three Everest Holdings officers, who will act as the regular trustees.

   We will pay all fees and expenses related to the trust and the offering of the preferred securities and will pay all ongoing costs and expenses of the trust, except the trust's obligations under the preferred and common securities.

   The trust will not have separate financial statements. The statements would not be material to holders of the preferred securities because the trust will not have any independent operations and exists solely for the reasons summarized above.

   The principal offices of the trust will be located at 477 Martinsville Road, P.O. Box 830, Liberty Corner, New Jersey 09738-0830, and the telephone number of the trust will be (908) 604-3000.

                                USE OF PROCEEDS

   We may sell all or a portion of the $450 million of securities described in this prospectus. Unless stated otherwise in the applicable prospectus supplement, the net proceeds from the sale of the securities offered by the trust will be used by the trust to purchase a series of our junior subordinated notes.

   Unless stated otherwise in the applicable prospectus supplement, if securities are issued under this prospectus prior to the restructuring or if the restructuring is not completed, Everest Holdings will use the net proceeds to repurchase shares of Everest Holdings over time and for acquisitions consistent with our business strategy, the payment of shareholder dividends and general corporate purposes.

   Unless stated otherwise in the applicable prospectus supplement, if the restructuring is completed, substantially all of the remaining net proceeds will be distributed by us to Everest Group and Everest Group will use the net proceeds for the following purposes:

  . approximately $250 million will be used to capitalize Everest Bermuda;

  . any remaining proceeds may be used to repurchase shares of Everest Group over time and for acquisitions consistent with our business strategy, additional capitalization of Everest Bermuda, the payment of shareholder dividends and general corporate purposes.

   We do not anticipate needing to raise additional proceeds for the capitalization of Everest Bermuda or the repurchase of shares.

                      RATIO OF EARNINGS TO FIXED CHARGES

   The following table sets forth the ratio of our earnings to fixed charges for each of the periods indicated:

                                        Period Ended   Year Ended December 31,
                                        September 30, --------------------------
                                            1999      1998  1997  1996 1995 1994
                                        ------------- ----- ----- ---- ---- ----
Ratio of Earnings to Fixed Charges.....     89.6      121.2 127.9 82.0 (1)  (1)

--------
(1) Principally as a result of non-recurring charges, Everest Holdings had a deficiency of earnings in 1995 and 1994 of $26,568,000 and $11,982,000, respectively, to cover fixed charges.

                             ACCOUNTING TREATMENT

   The trust will be treated as a subsidiary of Everest Holdings for financial reporting purposes. Accordingly, the trust's financial statements will be included in the consolidated financial statements of Everest Holdings. The preferred securities will be presented as a separate line item in the consolidated statements of financial condition of Everest Holdings under the caption "Company Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust Holding Solely Junior Subordinated Notes of the Company" and appropriate disclosures about the preferred securities will be included in the notes to the consolidated financial statements. For financial reporting purposes, Everest Holdings will record distributions payable on the preferred securities as a component of interest expense in the consolidated statements of operations of Everest Holdings.

   In its future financial reports, Everest Holdings will: (1) present the preferred securities on its consolidated statements of financial condition as a separate line item entitled "Company Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust Holding Solely Junior Subordinated Notes of the Company" and (2) include in a footnote to the financial statements disclosure that the sole assets of the trust are the junior subordinated notes specifying the principal amount, interest rate and maturity date of the junior subordinated notes held.

                        DESCRIPTION OF THE SENIOR NOTES

   The senior notes will be issued pursuant to a senior indenture, as supplemented from time to time, between us and The Chase Manhattan Bank, as the senior indenture trustee. We have filed the base senior indenture as an exhibit to the registration statement of which this prospectus is a part. You also may request a copy of the senior indenture from the senior indenture trustee at its corporate trust office in Edison, New Jersey. The senior indenture will be qualified under the Trust Indenture Act of 1939. The terms of each series of senior notes will include those stated in the senior indenture for that series and those made part of the senior indenture by reference to the Trust Indenture Act. This section summarizes all of the material provisions of the senior notes and the senior indenture. You should refer to these documents for more detailed information.

   We may issue series of senior notes from time to time by entering into supplemental indentures with the senior indenture trustee or pursuant to resolutions of our board of directors or a duly authorized committee of our board. Any supplemental indenture or resolutions of either our board of directors or a duly authorized committee of the board will be executed at the time we issue any senior notes and will be filed with the SEC on Form 8-K or by a post-effective amendment to the registration statement of which this prospectus is a part.

General

   The base senior indenture does not limit the aggregate principal amount of senior notes that we may issue. The senior notes of a series need not be issued at the same time, bear interest at the same rate or mature on the same date.

   We conduct our business through subsidiaries. Accordingly, our ability to meet our obligations under the senior notes will be dependent on the earnings and cash flows of our subsidiaries and the ability of our subsidiaries to pay dividends or to advance or repay funds to us.

   We will issue senior notes under the senior indenture as one or more series of unsecured senior debt securities. The senior notes are unsecured and subordinated in right of payment to all of our existing and future secured indebtedness and will rank equal in priority with all of our other unsecured and unsubordinated indebtedness. As of September 30, 1999, we had no secured indebtedness outstanding and approximately $35 million of senior indebtedness outstanding, which ranks equal in priority with the senior notes. The senior notes also will be effectively subordinated to any indebtedness and other liabilities of our subsidiaries. As of September 30, 1999, our subsidiaries had approximately $ 4.4 billion of indebtedness and other liabilities, including insurance reserves. We anticipate that from time to time we will incur additional indebtedness. We will disclose any material changes in these amounts that may occur in any applicable prospectus supplement.

   The prospectus supplement and the supplemental indenture or resolutions for a particular series of senior notes will set forth the following terms of that series:

  . the title of the series;

  . any limit on the aggregate principal amount of the senior notes of the series;

  . the date or dates on which the principal of any of the senior notes of the series will be payable or the method for determining the date or dates;

  . whether we may shorten or extend the date on which the principal of any senior notes of the series is payable and, if so, the terms and conditions of any extension;

  . the rate or rates at which any of the senior notes of the series will bear interest, if any, or the method for determining the rate or rates, and the date or dates from which any interest will accrue;

  . the interest payment dates on which any interest will be payable and the regular record date, if any, for any interest payable on any interest payment date;

  . whether we may extend the interest payment periods and, if so, the terms of any extension;

  . the place or places where principal and any premium and interest on any of the senior notes of the series will be payable, if other than the principal corporate trust office of the senior indenture trustee;

  . our obligation, if any, to redeem or purchase the senior notes of the series pursuant to any sinking fund, amortization or analogous provision and the terms and conditions on which any of the senior notes may be redeemed or purchased pursuant to any obligation;

  . the terms and conditions, if any, on which the senior notes of the series may be redeemed at our option or at the option of the holder;

  . any index or formula for determining the amount of principal or any premium or interest on any of the senior notes of the series and the manner of determining those amounts;

  . the currency, currencies or currency units in which principal and any premium and interest on any of the senior notes of the series will be payable, if other than U.S. dollars, and the manner of determining the equivalent of those amounts in U.S. dollars for any purpose;

  . if the principal of or any premium or interest on the senior notes of the series is payable, at our option or the option of the holder of the senior notes, in one or more currencies or currency units other than those in which the senior notes are stated to be payable, the currency, currencies or currency units in which the principal and any premium and interest on the senior notes may be payable and the terms and conditions of the option;

  . the portion of the principal amount of any of the senior notes of the series that will be payable upon declaration of acceleration of maturity, if other than the entire principal amount;

  . whether any of the terms of the senior indenture described below under "--Defeasance and Covenant Defeasance" will apply to any of the senior notes of the series;

  . whether any of the senior notes of the series will be issuable as global securities and, if so, the depositary and any provisions for the transfer or exchange of any such global securities, if different from those described below under "--Global Securities";

  . any addition to, deletion from or change in events of default or covenants with respect to any of the senior notes of the series and any change in the right of the senior indenture trustee or the holders of the senior notes to accelerate the maturity of the senior notes;

  . if the principal amount payable on the maturity date of any of the senior notes of the series will not be determinable on any one or more dates prior to the maturity date, the amount which will be deemed to be the principal amount as of any date for any purpose, including the principal amount which will be due and payable upon any maturity other than the maturity date, or the manner of determining that amount; and

  . any other terms of the senior notes of the series.

   Unless the applicable prospectus supplement states otherwise, we will issue the senior notes only in fully registered form, without coupons, and there will be no service charge for any registration of transfer or exchange of the senior notes. We may, however, require payment to cover any tax or other governmental charge payable in connection with the registration of transfer or exchange.

   We may offer and sell the senior notes at a substantial discount below their principal amount and the senior indenture does not provide any limit on the amount by which we may discount the senior notes. The applicable prospectus supplement will describe the special United States federal income tax and other considerations, if any, applicable to the discounted senior notes. In addition, the applicable prospectus supplement may describe certain special United States federal income tax or other considerations, if any, applicable to any senior notes that are denominated in a currency or currency unit other than U.S. dollars.

   The senior notes are unsecured and subordinated in right of payment to all of our existing and future secured indebtedness. As a result, in the event of our bankruptcy, liquidation or reorganization or upon acceleration of the senior notes due to an event of default, our assets will be available to pay our obligations on the senior notes only after all secured indebtedness has been paid in full in cash or other payment satisfactory to the holders of the secured indebtedness has been made. There may not be sufficient assets remaining to pay amounts due on any or all of the senior notes then outstanding. The senior notes are also effectively subordinated to the indebtedness and other liabilities of our subsidiaries. The senior indenture does not prohibit or limit the incurrence of secured or senior indebtedness or the incurrence of other indebtedness and liabilities by us or our subsidiaries. The incurrence of additional senior indebtedness and other liabilities by us or our subsidiaries could adversely affect our ability to pay the obligations on the senior notes.

Global Securities

   Some or all of the senior notes of a series may be represented in whole or in part by one or more global securities deposited with or on behalf of one or more depositaries.

   The applicable prospectus supplement will describe the terms of any depositary arrangement. We anticipate that the following provisions will apply to all depositary arrangements for any senior notes represented by global securities.

   Unless the applicable prospectus supplement states otherwise, senior notes represented by a global security deposited with or on behalf of a depositary will be registered in the name of that depositary or its nominee. Upon the issuance of a global security in registered form, the depositary for the global security will credit, on its book-entry registration and transfer system, the respective principal amounts of the senior notes represented by the global security to the accounts of institutions that have accounts with the depositary or its nominee. These institutions are generally brokers, dealers, banks and other financial institutions and are often referred to as participants. The accounts to be credited will be designated by the underwriters or agents of the senior notes or by Everest Holdings, if the senior notes are offered and sold directly by Everest Holdings. Ownership of beneficial interests in the global securities will be limited to participants or persons that may hold interests through participants. Any person who holds a brokerage account with a participant may purchase the senior notes through the participant. Ownership of beneficial interests by participants in the global securities will be shown on, and the transfer of any ownership interest will be effected only through, records maintained by the depositary or its nominee for the global security. Ownership of beneficial interests in global securities by persons that hold through participants will be effected only through records maintained by the applicable participant. Some insurance companies and other institutions are required by law to hold their investment securities in definitive form, so an investor may not be able to sell its senior notes to those insurance companies or other institutions.

   So long as the depositary for a global security or its nominee is the registered owner of the global security, the depositary or the nominee, as the case may be, will be considered the sole owner or holder of the senior notes represented by the global security for all purposes under the senior indenture. Except as set forth below, owners of beneficial interests in the global security will not be entitled to have the senior notes represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of the senior notes in definitive form and will not be considered the owners or holders of the senior notes under the senior indenture.

   Payment of principal of and any premium and interest on senior notes registered in the name of or held by a depositary or its nominee will be made in immediately available funds to the depositary or its nominee, as the case may be, as the registered owner or the holder of the global security representing the senior notes. None of Everest Holdings, the senior indenture trustee, any paying agent or the registrar and transfer agent for the senior notes will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a global security for the senior notes or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

   We expect that a depositary for senior notes of a series, upon receipt of any payment of principal or any premium or interest in respect of a global security, will immediately credit participants' accounts with payment in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in the global security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name", and will be the responsibility of each participant.

   So long as the depositary for a global security or its nominee is the registered owner of the global security, the depositary or its nominee, as the case may be, will be entitled to direct the actions of the senior indenture trustee upon an event of default. However, we expect that a depositary for the senior notes of a series, upon receiving notice of an event of default, will immediately solicit the participants regarding any action to be taken. We also expect that the participants will act in accordance with standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name", and will, in turn, solicit the owners of the beneficial interests regarding any action to be taken upon any event of default.

   A global security may not be transferred in whole or in part except by the depositary for the global security to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee to a successor depositary or a nominee of the successor depositary. If a depositary for the senior notes of a series is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days or if at any time the depositary ceases to be a clearing agency registered under the Exchange Act when the depositary is required to be registered to act as the depositary and no successor is appointed by us within 90 days or if an event of default has occurred and is continuing, then we will issue the senior notes in definitive registered form in exchange for the global security or global securities representing the senior notes. In addition, we may at any time determine not to have any senior notes represented by one or more global securities and, in that event, will issue senior notes in definitive registered form in exchange for the global securities representing the senior notes. In any of these instances, an owner of a beneficial interest in a global security will be entitled to physical delivery in definitive form of the senior notes represented by the global security equal in principal amount to its beneficial interest and to have the senior notes registered in its name.

Events of Default

   The following will be events of default under the senior indenture with respect to the senior notes of any series unless the particular event of default is not applicable to the particular series or unless the particular event of default is modified or deleted in a supplemental indenture as stated in the applicable prospectus supplement:

  . we fail to pay principal of or any premium on any senior note of that series on its due date;

  . we fail to pay any interest on any senior note of that series within 30 days from its due date; provided, however, that the date on which the payment is due will be the date on which we are required to make payment following any deferral of interest payments by us under the terms of the senior notes;

  . we fail to make any sinking fund payment on its due date;

  . we fail to perform any of our covenants in the senior indenture, excluding a covenant not applicable to the affected series, for 60 days after the senior indenture trustee or the holders of at least 33% in principal amount of the outstanding senior notes of that series give us written notice of the default and require that we remedy the breach. However, the 60-day period may be extended by either the senior indenture trustee or the senior indenture trustee and the holders of at least the same principal amount of the outstanding senior notes of that series that had given notice of the default, and the senior indenture trustee, or the senior indenture trustee and such holders, as the case may be, will be deemed to have agreed to an extension if we have initiated and are diligently pursuing corrective action;

  . we default under any (1) debt for any money borrowed, including any other series of debt securities, (2) mortgage, indenture or other instrument under which there may be issued or may be secured or evidenced any indebtedness for money borrowed or (3) guarantee of payment for money borrowed, and any default shall result in the indebtedness becoming due prior to its stated maturity; provided, however, a default shall exist under this clause only if the aggregate principal amount outstanding under all of the indebtedness that has become due prior to its stated maturity exceeds $25,000,000 and the accelerated indebtedness has not been discharged or the acceleration of the indebtedness has not been rescinded or annulled within 10 days after the senior indenture trustee or the holders of at least 33% in principal amount of the senior notes give us written notice of the default and require that we remedy the breach;

  . we file for bankruptcy or other events of bankruptcy, insolvency or reorganization occur; or

  . any other event of default specified in the applicable prospectus supplement occurs.

   If an event of default with respect to the senior notes of a series occurs and is continuing, then the senior indenture trustee or the holders of not less than 33% in principal amount of the outstanding senior notes of that series may, by notice to us, and to the senior indenture trustee if given by the holders, declare to be immediately due and payable all unpaid principal and accrued interest on all senior notes of that series. At any time after a declaration of acceleration has been made with respect to the senior notes of a series and before a judgment or decree for payment of the money due has been obtained, the holders of a majority in principal amount of the outstanding senior notes may rescind any declaration of acceleration with respect to the senior notes and its consequences if:

  . we deposit with the senior indenture trustee funds sufficient to pay all overdue principal of and premium and interest on the senior notes and other amounts due to the senior note trustee and, to the extent that payment of the interest is lawful, interest on the overdue interest; and

  . all existing events of default with respect to the senior notes have been cured or waived except non-payment of principal or interest on the senior notes that has become due solely because of the acceleration.

   The holders of a majority in principal amount of the outstanding senior notes of any series have the right to direct the time, method and place of conducting any proceedings for any remedy available to the senior indenture trustee or to direct the exercise of any trust or power conferred on the senior indenture trustee with respect to the senior notes of that series.

   No holder of a senior note of any series will have any right to institute a proceeding with respect to the senior indenture for the appointment of a receiver or for any remedy under the senior indenture unless:

  . that holder has previously given the senior indenture trustee written notice that an event of default with respect to the senior notes of that series has occurred and is continuing;

  . the holders of a majority in principal amount of the outstanding senior notes of that series have made written request to institute the proceeding;

  . the holder or holders have offered reasonable indemnity to the senior indenture trustee;

  . the senior indenture trustee has failed to institute the proceeding for 60 days after receipt of the notice and offer of indemnity; and

  . the senior indenture trustee has not received from the holders of a majority in principal amount of the outstanding senior notes of that series a direction inconsistent with the written request.

   Notwithstanding the foregoing, the holder of any senior note will have an absolute and unconditional right to receive payment of the principal of and any premium and interest on that senior note on its maturity date, or, in the case of redemption, the date of redemption, and to institute suit for the enforcement of any payment.

Notice of Default

   If an event occurs which is or would become an event of default with respect to any series of the senior notes, and the senior indenture trustee knows of the event, the senior indenture trustee shall mail to the holders of the affected senior notes a notice of the default within 90 days, unless the default has been cured or waived by the holders of the affected senior notes. However, except in the case of a default in the payment of any amounts due on senior notes of any series, the senior indenture trustee may withhold the notice if and so long as the directors and/or responsible officers of the senior indenture trustee determine in good faith that withholding the notice is in the interest of the holders of the affected senior notes. In addition, if Everest Holdings defaults on any series of the senior notes by failing to comply with or perform any of its agreements, covenants or warranties applicable to those senior notes, no notice will be given until at least 30 days after the occurrence of the default.

   We are required to furnish annually to the senior indenture trustee an officers' certificate to the effect that, to the best knowledge of the officers providing the certificate, we are not in default under the senior indenture or, if there has been a default, specifying the default and its status.

Consolidation, Merger, Conveyance or Transfer

   The senior indenture provides that we may consolidate or merge with or into another entity, or convey, transfer or lease our properties and assets substantially as an entirety to any entity or permit an entity to convey, transfer or lease its properties and assets substantially as an entirety to us; provided, however, that:

  . the successor, if any, is a corporation, partnership or trust organized and existing under the laws of the United States of America, any State of the United States, the District of Columbia, Bermuda or the Cayman Islands and expressly assumes by supplemental indenture all of our obligations under the senior indenture and the senior notes;

  . immediately after giving effect to the transaction, no event or default, or event which after notice or lapse of time or both would become an event of default, will have occurred and be continuing; and

  . we deliver an officers' certificate and an opinion of counsel to the senior indenture trustee, each stating that the transaction complies with the senior indenture and all conditions precedent in the senior indenture relating to the consolidation, merger, conveyance or transfer have been complied with.

   Upon the assumption by the successor of our obligations under the senior indenture and the senior notes, the successor will succeed to and be substituted for Everest Holdings under the senior indenture, and we will be relieved of all of our obligations under the senior indenture and the senior notes.

Registration and Transfer

   If the senior notes of a series are to be redeemed, we will not be required to:

  . issue, register the transfer of or exchange any senior notes of that series during the 15 days immediately preceding the date notice is mailed identifying the senior notes that are called for redemption; or

  . register the transfer of or exchange any senior note selected for redemption, in whole or in part, except for the unredeemed portion of a senior note being redeemed in part.

Denominations

   The senior notes will be issuable in denominations of $1,000 and any integral multiples of $1,000, without coupons, unless the applicable prospectus supplement states otherwise.

Payment and Paying Agent

   Principal of the senior notes will be paid only against surrender of the senior notes as specified in the senior indenture. Unless the applicable prospectus supplement states otherwise, interest on the senior notes will be payable, at our option, (1) by wire transfer to an account at a banking institution in the United States that the person entitled to the interest designates in writing to the senior indenture trustee at least 16 days prior to the date of payment or (2) by check mailed to the address of the person entitled to the interest as the address appears in the security register for the senior notes.

   Unless the applicable prospectus supplement states otherwise, the senior indenture trustee will act as paying agent for the senior notes, and the principal corporate trust office of the senior indenture trustee will serve as the office through which the paying agent acts. We may designate additional paying agents, rescind the designation of any paying agents or approve a change in the office through which any paying agent acts.

   All moneys that we have paid to a paying agent for payment of principal of or interest on the senior notes that remain unclaimed at the end of two years after the principal or interest has become due and payable will be repaid to us at our request. Holders will thereafter look only to us for any payments.

Modification of the Senior Indenture

   Everest Holdings and the senior indenture trustee may amend or modify the senior indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding senior notes of each series of the senior notes affected by the amendment or modification voting as a class. No amendment or modification may, however, without the consent of the holder of each outstanding senior note affected by the amendment or modification:

  . change the stated maturity of the principal of, or any installment of principal of or interest on, any senior note;

  . reduce the principal amount of, the rate of interest on or any premium payable upon the redemption of any senior note;

  . reduce the amount of principal of any senior note due and payable upon acceleration of the maturity of the senior note;

  . change the place of payment or currency of payment of principal of or any premium or interest on any senior note;

  . impair the right to institute suit for the enforcement of any payment on any senior note on or after the stated maturity or date of redemption; or

  . reduce the percentage in principal amount of the senior notes of any series, the consent of whose holders is required to amend or modify the senior indenture, to waive compliance with specific provisions of the senior indenture or to waive specific defaults.

   In addition, Everest Holdings and the senior indenture trustee may, without the consent of any of the holders of the senior notes, execute supplemental indentures to:

  . create new series of senior notes;

  . cure any ambiguity, defect or inconsistency in the senior indenture; and

  . make other changes that do not adversely affect the interests of the holders of the senior notes in any material respect;

as well as for various other purposes.

Waiver of Covenants and Defaults

   The holders of a majority in aggregate principal amount of the outstanding senior notes of any series may waive, for that series, our compliance with any restrictive covenants described in any prospectus supplement or included in any supplemental indenture. The holders of a majority in aggregate principal amount of the outstanding senior notes of any series with respect to which a default has occurred and is continuing may waive that default for that series, other than a default in the payment of principal of, or any premium or interest on, any senior note of that series or a default with respect to a covenant or provision that cannot be amended or modified without the consent of the holder of each outstanding senior note affected.

Defeasance and Covenant Defeasance

   The senior indenture provides, unless the terms of the particular series of senior notes provides otherwise, that we may cause ourselves to be:

  . discharged from our obligations with respect to any senior notes or series of senior notes, which we refer to as "defeasance"; and

  . released from our obligations under any restrictive covenants described in any prospectus supplement or included in any supplemental indenture with respect to any senior notes or series of senior notes, which we refer to as "covenant defeasance".

   The senior indenture permits defeasance with respect to any senior notes of a series even if a prior covenant defeasance has occurred with respect to the senior notes of that series. Following a defeasance, payment of the senior notes defeased may not be accelerated because of an event of default. Following a covenant defeasance, payment of the senior notes may not be accelerated by reference to the covenants affected by the covenant defeasance. However, if an acceleration were to occur, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest then due on the senior notes, since the required deposit in the defeasance trust would be based upon scheduled cash flows rather than market value, which would vary depending upon interest rates and other factors.

   Upon a defeasance, the following rights and obligations will continue: (1) the rights of the holders of the senior notes of any series to receive from the trust established in connection with the defeasance payments of the principal of and any premium and interest on the senior notes when payments are due; (2) our obligations regarding the registration, transfer and exchange of the senior notes of any series; (3) our obligation to maintain an office or agency in each place of payment; and (4) the survival of the senior indenture trustee's rights, powers, trusts, duties and immunities under the senior indenture.

   In connection with any defeasance or covenant defeasance, we must irrevocably deposit with the senior indenture trustee, in trust, money and/or government obligations which, through the scheduled payment of principal and interest on those obligations, would provide sufficient moneys to pay the principal of and any premium and interest on the senior notes on the maturity dates or upon redemption.

   In connection with a defeasance or covenant defeasance, we must deliver to the senior indenture trustee:

  . an opinion of counsel to the effect that the holders of the senior notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. This opinion, in the case of a defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the senior indenture;

  . an officers' certificate confirming that any senior notes then listed on any securities exchange will not be delisted; and

  . an officers' certificate and an opinion of counsel, each stating that all conditions precedent have been complied with.

   In addition, the following conditions must be true:

  . no event will have occurred and be continuing which is or would become an event of default;

  . the defeasance or covenant defeasance will not cause the senior indenture trustee to have a conflicting interest under the Trust Indenture Act;

  . the defeasance or covenant defeasance will not cause the trust to become an investment company under the Investment Company Act unless it is properly registered under that Act or exempt from registration; and

  . proper notice of the redemption date, if applicable, will have been given.

Information Concerning the Senior Indenture Trustee

   In case an event of default shall occur and be continuing, the senior indenture trustee shall exercise its rights and powers under the senior indenture in the same manner and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the same circumstances in the conduct of his or her own affairs. Before proceeding to exercise any right or power under the senior indenture at the direction of the holders, the senior indenture trustee will be entitled to receive from the holders reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in complying with any direction of the holders.

   The Chase Manhattan Bank, which is the senior indenture trustee, also serves as the subordinated note trustee under the subordinated indenture described below and as property trustee and guarantee trustee with respect to the preferred securities issued by the trust. Everest Holdings and certain of its affiliates maintain banking relationships with The Chase Manhattan Bank.

Governing Law

   The senior indenture and the senior notes will be governed by the laws of the State of New York, without regard to the conflict of law provisions thereof.

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

                  DESCRIPTION OF THE JUNIOR SUBORDINATED NOTES

   The junior subordinated notes will be issued pursuant to a subordinated indenture, as supplemented from time to time, between us and The Chase Manhattan Bank, as the subordinated indenture trustee. We have filed the base subordinated indenture as an exhibit to the registration statement of which this prospectus is a part. You also may request a copy of the subordinated indenture from the subordinated indenture trustee at its corporate trust office in Edison, New Jersey. The subordinated indenture will be qualified under the Trust Indenture Act of 1939. The terms of each series of junior subordinated notes will include those stated in the subordinated indenture and those made part of the subordinated indenture by reference to the Trust Indenture Act. This section summarizes all of the material provisions of the junior subordinated notes and the subordinated indenture. You should refer to these documents for more detailed information.

   We may issue series of junior subordinated notes from time to time by entering into supplemental indentures with the subordinated indenture trustee or pursuant to resolutions of our board of directors or a duly authorized committee of our board. Any supplemental indenture or resolutions of either our board of directors or a duly authorized committee of our board will be executed at the time we issue any junior subordinated notes and will be filed with the SEC on Form 8-K or by a post-effective amendment to the registration statement of which this prospectus is a part.

General

   The base subordinated indenture does not limit the aggregate principal amount of junior subordinated notes that we may issue. The junior subordinated notes of a series need not be issued at the same time, bear interest at the same rate or mature on the same date.

   We conduct our business through subsidiaries. Accordingly, our ability to meet our obligations under the junior subordinated notes will be dependent on the earnings and cash flows of our subsidiaries and the ability of our subsidiaries to pay dividends or to advance or repay funds to us.

   We will issue the junior subordinated notes under the subordinated indenture as one or more series of unsecured junior debt securities. The junior subordinated notes are unsecured and subordinated in right of payment to all of our existing and future senior indebtedness and will rank equal in priority with all of our other unsecured and subordinated indebtedness. As of September 30, 1999, we had no secured indebtedness outstanding and approximately $35 million of senior indebtedness outstanding, which would be senior to the junior subordinated notes. The junior subordinated notes also will be effectively subordinated to any indebtedness and other liabilities of our subsidiaries. As of September 30, 1999, our subsidiaries had approximately $4.4 billion of indebtedness and other liabilities, including insurance reserves. We anticipate that from time to time we will incur additional indebtedness, including indebtedness senior to the junior subordinated notes. We will disclose any material changes in these amounts that may occur in any applicable prospectus supplement.

   The prospectus supplement and the supplemental indenture for a particular series of junior subordinated notes will set forth the following terms of that series:

  . the title of the series;

  . any limit on the aggregate principal amount of the junior subordinated notes of the series;

  . the date or dates on which the principal of the junior subordinated notes of the series will be payable or the method for determining the date or dates;

  . whether we may shorten or extend the date on which the principal of any junior subordinated notes of the series is payable and, if so, the terms and conditions of any extension;

  . the rate or rates at which the junior subordinated notes of the series will bear interest, if any, or the method for determining the rate or rates, and the date or dates from which any interest will accrue;

  . the interest payment dates on which any interest will be payable and the regular record date, if any, for any interest payable on any interest payment date;

  . whether we may extend the interest payment periods and, if so, the terms of any extension;

  . the place or places where principal and any premium and interest on the junior subordinated notes of the series will be payable, if other than the principal corporate trust office of the subordinated indenture trustee;

  . our obligation, if any, to redeem or purchase the junior subordinated notes of the series pursuant to any sinking fund, amortization or analogous provision and the terms and conditions on which the junior subordinated notes may be redeemed or purchased pursuant to any obligation;

  . the terms and conditions, if any, on which the junior subordinated notes of the series may be redeemed at our option or at the option of the holder;

  . any index or formula for determining the amount of principal or any premium or interest on the junior subordinated notes of the series and the manner of determining those amounts;

  . the currency, currencies or currency units in which principal and any premium and interest on the junior subordinated notes of the series will be payable, if other than U.S. dollars, and the manner of determining the equivalent of those amounts in U.S. dollars for any purpose;

  . if the principal of or any premium or interest on the junior subordinated notes of the series is payable, at our option or the option of the holder of the junior subordinated notes, in one or more currencies or currency units other than those in which the junior subordinated notes are stated to be payable, the currency, currencies or currency units in which the principal and any premium and interest on the junior subordinated notes may be payable and the terms and conditions of the option;

  . the portion of the principal amount of the junior subordinated notes of the series that will be payable upon declaration of acceleration of maturity, if other than the entire principal amount;

  . whether any of the terms of the subordinated indenture described below under "--Defeasance and Covenant Defeasance" will not apply to the junior subordinated notes of the series;

  . whether any of the junior subordinated notes of the series will be issuable as global securities and, if so, the depositary and any provisions for the transfer or exchange of the global securities, if different from those described below under "--Global Securities";

  . any addition to, deletion from or change in events of default or covenants with respect to the junior subordinated notes of the series and any change in the right of the subordinated indenture trustee or the holders of the junior subordinated notes to accelerate the maturity of the junior subordinated notes;

  . if the principal amount payable on the maturity date of the junior subordinated notes of the series will not be determinable on any one or more dates prior to the maturity date, the amount which will be deemed to be the principal amount as of any date for any purpose, including the principal amount which will be due and payable upon any maturity other than the maturity date, or the manner of determining that amount; and

  . any other terms of the junior subordinated notes of the series.

   Unless the applicable prospectus supplement states otherwise, the junior subordinated notes will be issued only in fully registered form, without coupons, and there will be no service charge for any registration of transfer or exchange of the junior subordinated notes. We may, however, require payment to cover any tax or other governmental charge payable in connection with the registration of transfer or exchange.

   The interest rate and interest and other payment dates of each series of junior subordinated notes issued to the trust will correspond to those of the preferred securities of the trust.

Subordination

   The junior subordinated notes are unsecured and subordinated in right of payment to all of our existing and future secured and senior indebtedness. As a result, in the event of our bankruptcy, liquidation or reorganization or upon acceleration of the junior subordinated notes due to an event of default, our assets will be available to pay our obligations on the junior subordinated notes only after all secured and senior indebtedness has been paid in full in cash or other payment satisfactory to the holders of the secured and senior indebtedness has been made. There may not be sufficient assets remaining to pay amounts due on any or all of the junior subordinated notes then outstanding. The junior subordinated notes are also effectively subordinated to the indebtedness and other liabilities of our subsidiaries. The subordinated indenture does not prohibit or limit the incurrence of secured or senior indebtedness or the incurrence of other indebtedness and liabilities by us or our subsidiaries. The incurrence of additional secured and senior indebtedness and other liabilities by us or our subsidiaries could adversely affect our ability to pay the obligations on the junior subordinated notes.

   The term "senior indebtedness" is defined in the subordinated indenture to mean, with respect to any series of junior subordinated notes, the principal of, and any premium and interest on and any other payment in respect of, indebtedness due pursuant to any of the following, whether outstanding at the date of execution of the subordinated indenture or incurred after the date of execution:

  . all indebtedness of Everest Holdings for money borrowed or evidenced by notes, debentures, bonds or other instruments;

  . all indebtedness of others of the kinds described in the preceding clause assumed by or guaranteed in any manner by us; and

  . all renewals, extensions or refundings of indebtedness of the kinds described in either of the preceding clauses;

unless the instrument creating or evidencing the same or pursuant to which the same is outstanding provides that the indebtedness, renewal, extension or refunding is not superior in right of payment to or is equal in right of payment with or subordinated to the junior subordinated notes. Any senior indebtedness will continue to be senior indebtedness and be entitled to the benefits of the subordination provisions in the subordinated indenture irrespective of any amendment, modification or waiver of any term of the senior indebtedness.

Global Securities

   Some or all of the junior subordinated notes of a series may be represented in whole or in part by one or more global securities deposited with or on behalf of one or more depositaries.

   The applicable prospectus supplement will describe the terms of any depositary arrangement. We anticipate that the following provisions will apply to all depositary arrangements for any junior subordinated notes represented by global securities.

   Unless the applicable prospectus supplement states otherwise, junior subordinated notes that are to be represented by a global security deposited with or on behalf of a depositary will be represented by a global security registered in the name of that depositary or its nominee. Upon the issuance of a global security in registered form, the depositary for the global security will credit, on its book-entry registration and transfer system, the respective principal amount of the junior subordinated notes represented by the global security to the accounts of institutions that have accounts with the depositary or its nominee. These institutions are generally brokers, dealers, banks and other financial institutions, and are referred to as participants. The accounts to be credited will be designated by the underwriters or agents of the junior subordinated notes or by Everest Holdings, if the junior subordinated notes are offered and sold directly by Everest Holdings. Ownership of beneficial interests in the global securities will be limited to participants or persons that may hold interests through participants. Any person who holds a brokerage account with a participant may purchase the junior subordinated notes through the participant. Ownership of beneficial interests by participants in the global securities will be shown on, and the transfer of any ownership interest will be effected only through, records maintained by the depositary or its nominee for the global security. Ownership of beneficial interests in global securities by persons that hold through participants will be effected only through records maintained by the applicable participant. Some insurance companies and other institutions are required by law to hold their investment securities in definitive form, so an investor may not be able to sell its junior subordinated notes to those insurance companies or other institutions.

   So long as the depositary for a global security or its nominee is the registered owner of the global security, the depositary or nominee, as the case may be, will be considered the sole owner or holder of the junior subordinated notes represented by the global security for all purposes under the subordinated indenture. Except as set forth below, owners of beneficial interests in the global security will not be entitled to have the junior subordinated notes represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of the junior subordinated notes in definitive form and will not be considered the owners or holders of the junior subordinated notes under the subordinated indenture.

   Payment of principal of and any premium and interest on junior subordinated notes registered in the name of or held by a depositary or its nominee will be made in immediately available funds to the depositary or its nominee, as the case may be, as the registered owner or the holder of the global security representing the junior subordinated notes. None of Everest Holdings, the subordinated indenture trustee, any paying agent or the registrar and transfer agent for the junior subordinated notes will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a global security for the junior subordinated notes or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

   We expect that a depositary for junior subordinated notes of a series, upon receipt of any payment of principal or any premium or interest in respect of a global security, will immediately credit participants' accounts with payment in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in the global security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name", and will be the responsibility of each participant.

   So long as the depositary for a global security or its nominee is the registered owner of the global security, the depositary or its nominee, as the case may be, will be entitled to direct the actions of the subordinated indenture trustee upon an event of default. However, we expect that a depositary for the junior subordinated notes of a series, upon receiving notice of an event of default, will immediately solicit the participants regarding any action to be taken. We also expect that the participants will act in accordance with standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name", and will, in turn, solicit the owners of the beneficial interests regarding any action to be taken upon any event of default.

   A global security may not be transferred in whole or in part except by the depositary for the global security to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee to a successor depositary or a nominee of the successor depositary. If a depositary for the junior subordinated notes of a series is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days or if at any time the depositary ceases to be a clearing agency registered under the Exchange Act when the depositary is required to be registered to act as the depositary and no successor is appointed by us within 90 days or an event of default has occurred and is continuing, then we will issue the junior subordinated notes in definitive registered form in exchange for the global security or global securities representing the junior subordinated notes. In addition, we may at any time determine not to have any junior subordinated notes represented by one or more global securities and, in that event, will issue junior subordinated notes in definitive registered form in exchange for the global securities representing the junior subordinated notes. In any of these instances, an owner of a beneficial interest in a global security will be entitled to physical delivery in definitive form of the junior subordinated notes represented by the global security equal in principal amount to its beneficial interest and to have the junior subordinated notes registered in its name.

Events of Default

   The following will be events of default under the junior subordinated indenture with respect to each series of junior subordinated notes unless the particular event of default is not applicable to the particular series of junior subordinated notes or unless the particular event of default is deleted or modified in a supplemental indenture as stated in the applicable prospectus supplement:

  . we fail to pay principal of or any premium on any junior subordinated note of that series on its due date;

  . we fail to pay any interest on any junior subordinated note of that series within 30 days from its due date; provided, however, that the date on which any payment is due will be the date on which we are required to make payment following any deferral of interest payments by us under the terms of the junior subordinated notes;

  . we fail to make any sinking fund payment on its due date;

  . we fail to perform any of our covenants in the subordinated indenture, excluding a covenant not applicable to the affected series, for 60 days after the subordinated indenture trustee or the holders of at least 33% in principal amount of the outstanding junior subordinated notes of that series give us written notice of the default and require that we remedy the breach. However, the 60-day period may be extended by either the subordinated indenture trustee or the subordinated indenture trustee and the holders of at least the same principal amount of junior subordinated notes of that series that had given notice of default, and the subordinated indenture trustee, or the subordinated indenture trustee and such holders, as the case may be, will be deemed to have agreed to an extension if we have initiated and are diligently pursuing corrective action;

  . we file for bankruptcy or other events of bankruptcy, insolvency or reorganization occur; and

  . any other event of default specified in the applicable prospectus supplement occurs.

   If an event of default with respect to the junior subordinated notes of a series occurs and is continuing, then the subordinated indenture trustee or the holders of not less than 33% in principal amount of the outstanding junior subordinated notes of that series may, by notice to us, and to the subordinated indenture trustee if given by the holders, declare to be immediately due and payable the principal amount of all junior subordinated notes of that series. At any time after a declaration of acceleration has been made with respect to the junior subordinated notes of a series and before a judgment or decree for payment of the money due has been obtained, the holders of a majority in principal amount of the outstanding junior subordinated notes may rescind any declaration of acceleration with respect to the junior subordinated notes and its consequences if:

  . we deposit with the junior indenture trustee funds sufficient to pay all overdue principal of and premium and interest on the junior subordinated notes and other amounts due to the subordinated indenture trustee and, to the extent that payment of the interest is lawful, interest on the overdue interest; and

  . all existing events of default with respect to the junior subordinated notes have been cured or waived except non-payment of principal on the junior subordinated notes that has become due solely because of the acceleration.

   The holders of a majority in principal amount of the outstanding junior subordinated notes of any series have the right to direct the time, method and place of conducting any proceedings for any remedy available to the subordinated indenture trustee or to direct the exercise of any trust or power conferred on the subordinated indenture trustee with respect to the junior subordinated notes of that series.

   No holder of a junior subordinated note of any series will have any right to institute a proceeding with respect to the subordinated indenture or for any remedy under the subordinated indenture unless:

  . that holder has previously given the subordinated indenture trustee written notice that an event of default with respect to the junior subordinated notes of that series has occurred and is continuing;

  . the holders of a majority in principal amount of the outstanding junior subordinated notes of that series have made written request to institute the proceeding;

  . the holder or holders have offered reasonable indemnity to the subordinated indenture trustee;

  . the subordinated indenture trustee has failed to institute the proceeding for 60 days after receipt of the notice and offer of indemnity; and

  . the subordinated indenture trustee has not received from the holders of a majority in principal amount of the outstanding junior subordinated notes of that series a direction inconsistent with the written request.

   Notwithstanding the foregoing, the holder of any junior subordinated note will have an absolute and unconditional right to receive payment of the principal of and any premium and interest on that junior subordinated note on its maturity date, or, in the case of redemption, the date of redemption, and to institute suit for the enforcement of any payment.

Notice of Default

   If an event occurs which is or would become an event of default with respect to any series of the junior subordinated notes, and the subordinated indenture trustee knows of the event, the subordinated indenture trustee shall mail to the holders of the affected junior subordinated notes a notice of the default within 90 days, unless the default has been cured or waived by the holders of the affected junior subordinated notes. However, except in the case of a default in the payment of any amounts due on junior subordinated notes of any series, the subordinated indenture trustee may withhold the notice if and so long as the directors and/or responsible officers of the subordinated indenture trustee determine in good faith that withholding the notice is in the interest of the holders of the affected junior subordinated notes. In addition, if Everest Holding defaults on any series of the senior notes by failing to comply with or perform any of its agreements, covenants or warranties applicable to those junior subordinated notes, no notice will be given until at least 30 days after the occurrence of the default.

   We are required to furnish annually to the subordinated indenture trustee an officers' certificate to the effect that, to the best knowledge of the officers providing the certificate, we are not in default under the subordinated indenture or, if there has been a default, specifying the default and its status.

Consolidation, Merger, Conveyance or Transfer

   The subordinated indenture provides that we may consolidate or merge with or into another entity, or convey, transfer or lease our properties and assets substantially as an entirety to any entity or permit an entity to convey, transfer or lease its properties and assets substantially as an entirety to us; provided, however, that

  . the successor, if any, is a corporation, partnership or trust organized and existing under the laws of the United States of America, any State of the United States, the District of Columbia, Bermuda or the Cayman Islands and expressly assumes by supplemental indenture all of our obligations under the subordinated indenture and the junior subordinated notes;

  . immediately after giving effect to the transaction, no event of default, or event which after notice or lapse of time or both would become an event of default, will have occurred and be continuing; and

  . we deliver an officers' certificate and an opinion of counsel to the subordinated indenture trustee, each stating that the transaction complies with the subordinated indenture and all conditions precedent in the subordinated indenture relating to the consolidation, merger, conveyance or transfer have been complied with.

   Upon the assumption by the successor of our obligations under the subordinated indenture and the junior subordinated notes, the successor will succeed to and be substituted for Everest Holdings under the subordinated indenture, and we will be relieved of all of our obligations under the subordinated indenture and the junior subordinated notes.

Registration and Transfer

   If the junior subordinated notes of a series are to be redeemed, we will not be required to:

  . issue, register the transfer of or exchange any junior subordinated notes of that series during the 15 days immediately preceding the date notice is mailed identifying the junior subordinated notes that are called for redemption; or

  . register the transfer of or exchange any junior subordinated note selected for redemption, in whole or in part, except for the unredeemed portion of any junior subordinated note being redeemed in part.

Denominations

   The junior subordinated notes will be issuable in denominations of $1,000 and any integral multiples of $1,000, without coupons, unless the applicable prospectus supplement states otherwise.

Payment and Paying Agent

   Principal of the junior subordinated notes will be paid only against surrender of the junior subordinated notes as specified in the subordinated indenture. Unless the applicable prospectus supplement states otherwise, interest on the junior subordinated notes will be payable, at our option, (1) by wire transfer to an account at a banking institution in the United States that the person entitled to the interest designates in writing to the subordinated indenture trustee at least 16 days prior to the date of payment or
(2) by check mailed to the address of the person entitled to the interest as the address appears in the security register for the junior subordinated notes.

   Unless the applicable prospectus supplement states otherwise, the subordinated indenture trustee will act as paying agent for the junior subordinated notes, and the principal corporate trust office of the subordinated indenture trustee will serve as the office through which the paying agent acts. We may designate additional paying agents, rescind the designation of any paying agents or approve a change in the office through which any paying agent acts.

   All moneys that we have paid to a paying agent for payment of principal of or interest on the junior subordinated notes that remain unclaimed at the end of two years after the principal or interest has become due and payable will be repaid to us at our request. Holders will thereafter look only to us for any payments.

Modification of the Subordinated Indenture

   Everest Holdings and the subordinated indenture trustee may amend or modify the subordinated indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding junior subordinated notes of each series of the junior subordinated notes affected by the amendment or modification voting as a class. No amendment or modification may, however, without the consent of the holder of each outstanding junior subordinated note affected by the amendment or modification:

  . change the stated maturity of the principal of, or any installment of principal of or interest on, any junior subordinated note;

  . reduce the principal amount of, the rate of interest on or any premium payable upon the redemption of any junior subordinated note;

  . reduce the amount of principal of any junior subordinated note due and payable upon acceleration of the maturity of the junior subordinated note;

  . change the place of payment or currency of payment of principal of, or any premium or interest on, any junior subordinated note;

  . impair the right to institute suit for the enforcement of any payment on any junior subordinated note on or after the stated maturity or date of redemption; or

  . reduce the percentage in principal amount of the junior subordinated notes of any series, the consent of whose holders is required to amend or modify the subordinated indenture, to waive compliance with specific provisions of the subordinated indenture or to waive specific defaults.

   In addition, Everest Holdings and the subordinated indenture trustee may execute supplemental indentures to:

  . create new series of junior subordinated notes;

  . cure any ambiguity, defect or inconsistency in the subordinated indenture; and

  . make other changes that do not adversely affect the interests of the holders of the junior subordinated notes in any material respect;

as well as for various other purposes.

Waiver of Covenants and Defaults

   The holders of a majority in aggregate principal amount of the outstanding junior subordinated notes of any series may waive, for that series, our compliance with any restrictive covenants described in any prospectus supplement or included in any supplemental indenture. The holders of a majority in aggregate principal amount of the outstanding junior subordinated notes of any series with respect to which a default has occurred and is continuing, may waive that default for that series, other than a default in the payment of principal of, or any premium or interest on, any junior subordinated note of that series or a default with respect to a covenant or provision under the subordinated indenture that cannot be amended or modified without the consent of the holder of each outstanding junior subordinated note affected.

   The subordinated indenture may not be amended to alter the subordination of any junior subordinated notes without the written consent of each holder of senior indebtedness then outstanding that would be adversely affected by the alteration.

Defeasance and Covenant Defeasance

   The subordinated indenture provides, unless the terms of the particular series of junior subordinated notes provides otherwise, that we may cause ourselves to be:

  . discharged from our obligations with respect to any junior subordinated notes or series of junior subordinated notes, which we refer to as "defeasance"; and

  . released from our obligations under any restrictive covenants described in any prospectus supplement or included in any supplemental indenture with respect to any junior subordinated notes or series of junior subordinated notes, which we refer to as "covenant defeasance".


   The subordinated indenture permits defeasance with respect to any junior subordinated notes of a series even if a prior covenant defeasance has occurred with respect to the junior subordinated notes of that series. Following a defeasance, payment of the junior subordinated notes defeased may not be accelerated because of an event of default. Following a covenant defeasance, payment of the junior subordinated notes defeased may not be accelerated by reference to the covenants affected by the covenant defeasance. However, if an acceleration were to occur, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest then due on the junior subordinated notes since the required deposit in the defeasance trust would be based upon scheduled cash flows rather than market value, which would vary depending upon interest rates and other factors.

   Upon a defeasance, the following rights and obligations will continue: (1) the rights of the holders of the junior subordinated notes of any series to receive from the trust established in connection with the defeasance payments of the principal of and any premium and interest on the junior subordinated notes when payments are due, (2) our obligations regarding the registration, transfer and exchange of the junior subordinated notes of any series, (3) our obligation to maintain an office or agency in each place of payment and (4) the survival of the subordinated indenture trustee's rights, powers, trusts, duties and immunities under the subordinated indenture.

   In connection with any defeasance or covenant defeasance, we must irrevocably deposit with the subordinated indenture trustee, in trust, money and/or government obligations which, through the scheduled payment of principal and interest on those obligations, would provide sufficient moneys to pay the principal of and any premium and interest on the junior subordinated notes on the maturity dates or upon redemption.

   In connection with a defeasance or covenant defeasance, we must deliver to the subordinated indenture trustee:

  . an opinion of counsel to the effect that the holders of the junior subordinated notes will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred. This opinion, in the case of a defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the subordinated indenture;

  . an officers' certificate confirming that any junior subordinated notes then listed on any securities exchange will not be delisted; and

  . an officers' certificate and an opinion of counsel, each stating that all conditions precedent have been complied with.

   In addition, the following conditions must be true:

  . no event will have occurred and be continuing which is or would become an event of default;

  . any defeasance or covenant defeasance will not cause the subordinated indenture trustee to have a conflicting interest under the Trust Indenture Act;

  . any defeasance or covenant defeasance will not cause the trust to become an investment company under the Investment Company Act unless it is properly registered under that Act or exempt from registration; and

  . proper notice of the redemption date, if applicable, will have been given.


Information Concerning the Subordinated Indenture Trustee

   In case an event of default shall occur and be continuing, the subordinated indenture trustee shall exercise its rights and powers under the subordinated indenture in the same manner and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the same circumstances in the conduct of his or her own affairs. Before proceeding to exercise any right or power under the subordinated indenture at the direction of the holders, the subordinated indenture trustee will be entitled to receive from the holders reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in complying with any direction of the holders.

   The Chase Manhattan Bank, which is the subordinated indenture trustee, also serves as the senior indenture trustee and as property trustee and guarantee trustee with respect to the preferred securities issued by the trust. Everest Holdings and certain of its affiliates maintain banking relationships with The Chase Manhattan Bank.

Governing Law

   The subordinated indenture and the junior subordinated notes will be governed by the laws of the State of New York, without regard to the conflict of laws provisions thereof.

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

                    DESCRIPTION OF THE PREFERRED SECURITIES

   The preferred securities will be issued pursuant to a trust agreement, dated as of September 17, 1999, as subsequently amended and restated, between us and The Chase Manhattan Bank, as the property trustee, Chase Manhattan Bank Delaware, as the Delaware trustee, the three regular trustees and the holders from time to of the trust's preferred and common securities. We have filed a copy of the trust agreement and the form of the amended and restated trust agreement as an exhibit to the registration statement of which this prospectus is a part. You also may request a copy of the trust agreement from the property trustee at its corporate trust office in Edison, New Jersey. The trust agreement will be qualified under the Trust Indenture Act of 1939. The terms of the preferred securities will include those stated in the trust agreement and those made part of the trust agreement by reference to the Trust Indenture Act. This section summarizes all of the material provisions of the preferred securities and the trust agreement. You should refer to these documents for more detailed information. The amended and restated trust agreement will be executed at the time we issue any preferred securities and will be filed with the SEC on Form 8-K or by a post-effective amendment to the registration statement of which this prospectus is a part.

General

   The trust agreement authorizes the regular trustees to issue on behalf of the trust one series of preferred securities that have the terms described in a prospectus supplement. The proceeds from the sale of the trust's preferred and common securities will be used by the trust to purchase a series of our junior subordinated notes. The junior subordinated notes will be held in trust by the property trustee for the benefit of the holders of the preferred and common securities.

   The terms of the preferred securities will mirror the terms of the junior subordinated notes held by the trust. The assets of the trust available for distribution to the holders of its preferred securities generally will be limited to payments from us under the series of junior subordinated notes held by the trust. If we fail to make a payment on the junior subordinated notes, the trust will not have sufficient funds to make related payments, including distributions, on its preferred securities.

   Under the preferred securities guarantee, we will agree to make payments of distributions and payments on redemption or liquidation with respect to the trust's preferred securities, but only to the extent the trust has funds available to make those payments and has not made the payments. See "Description of the Preferred Securities Guarantee". The preferred securities guarantee, when taken together with our obligations under the junior subordinated notes, the subordinated indenture, the trust agreement and the expense agreement described below, will provide a full and unconditional guarantee by us of amounts due on the preferred securities issued by the trust.

   The prospectus supplement relating to the preferred securities of the trust will describe the specific terms of the preferred securities, including:

  . the name of the preferred securities;

  . the dollar amount and number of securities issued;

  . the annual distribution rate, or method of determining the rate, of distributions on the preferred securities, and date or dates from which any distributions will accrue;

  . the payment date and the record date used to determine the holders who are to receive distributions;

  . the right, if any, to defer distributions on the preferred securities upon extension of the interest payment periods of the related junior subordinated notes;

  . our obligation, if any, to redeem or purchase the preferred securities and the terms and conditions on which the preferred securities may be redeemed or purchased pursuant to any obligation;

  . the terms and conditions, if any, on which the preferred securities may be redeemed at our option or at the option of the holder;

  . the terms and conditions, if any, upon which the applicable series of junior subordinated notes may be distributed to holders of the preferred securities;

  . the voting rights, if any, of the holders of the preferred securities;

  . whether the preferred securities are to be issued in book-entry form and represented by one or more global certificates and, if so, the depository for the global certificates and the specific terms of the depositary arrangements; and

  . any other relevant rights, preferences, privileges, limitations or restrictions of the preferred securities.

   The prospectus supplement will describe various United States federal income tax considerations applicable to the purchase, holding and disposition of the series of preferred securities.

Liquidation Distribution Upon Dissolution

   Unless otherwise specified in an applicable prospectus supplement, the trust agreement states that the trust will be dissolved:

  . on the expiration of the term of the trust;

  . upon our bankruptcy, dissolution or liquidation;

  . upon our direction to the property trustee to dissolve the trust and distribute the related junior subordinated notes directly to the holders of the preferred and common securities of the trust;

  . upon the redemption of all of the common and preferred securities of the trust in connection with the redemption of all of the related junior subordinated notes; or

  . upon entry of a court order for the dissolution of the trust.

   Unless otherwise specified in an applicable prospectus supplement, in the event of a dissolution as described above other than in connection with redemption, after the trust satisfies all liabilities to its creditors as provided by applicable law, each holder of the preferred or common securities will be entitled to receive:

  . the related junior subordinated notes in an aggregate principal amount equal to the aggregate liquidation amount of the preferred or common securities held by the holder; or

  . if any distribution of the related junior subordinated notes is determined by the property trustee not to be practical, cash equal to the aggregate liquidation amount of the preferred or common securities held by the holder, plus accumulated and unpaid distributions to the date of payment.

   If the trust cannot pay the full amount due on its preferred and common securities because insufficient assets are available for payment, then the amounts payable by the trust on its preferred and common securities will be paid on a pro rata basis. However, if an event of default under the subordinated indenture has occurred and is continuing with respect to any series of related junior subordinated notes, the total amounts due on the preferred securities will be paid before any distribution on the common securities.

Events of Default

   The following will be events of default under the trust agreement:

  . an event of default under the subordinated indenture occurs with respect to any series of related junior subordinated notes; or

  . any other event of default specified in the applicable prospectus supplement occurs.

   If an event of default with respect to a series of related junior subordinated notes occurs and is continuing under the subordinated indenture, and the subordinated indenture trustee or the holders of not less than 33% in principal amount of the related junior subordinated notes outstanding fail to declare the principal amount of all of such junior subordinated notes to be immediately due and payable, the holders of at least 33% in aggregate liquidation amount of the outstanding preferred securities will have the right to declare such principal amount immediately due and payable by providing notice to us, the property trustee and the subordinated indenture trustee.

   At any time after a declaration of acceleration has been made with respect to a series of related junior subordinated notes and before a judgment or decree for payment of the money due has been obtained, the holders of a majority in liquidation amount of the preferred securities may rescind any declaration of acceleration with respect to the related junior subordinated notes and its consequences:

  . if we deposit with the trustee funds sufficient to pay all overdue principal of and premium and interest on the related junior subordinated notes and other amounts due to the subordinated indenture trustee and the property trustee; and

  . if all existing events of default with respect to the related junior subordinated notes have been cured or waived except non-payment of principal on the related junior subordinated notes that has become due solely because of the acceleration.

   The holders of a majority in liquidation amount of the preferred securities may waive any past default under the subordinated note indenture with respect to related junior subordinated notes, other than a default in the payment of principal of, or any premium or interest on, any related junior subordinated note or a default with respect to a covenant or provision that cannot be amended or modified without the consent of the holder of each outstanding related junior subordinated note affected. In addition, the holders of at least a majority in liquidation amount of the preferred securities may waive any past default under the trust agreement.

   The holders of a majority in liquidation amount of the preferred securities shall have the right to direct the time, method and place of conducting any proceedings for any remedy available to the property trustee or to direct the exercise of any trust or power conferred on the property trustee under the trust agreement.

   A holder of preferred securities may institute a legal proceeding directly against us, without first instituting a legal proceeding against the property trustee or any other person or entity, for enforcement of payment to the holder of principal and any premium or interest on the junior subordinated notes of the related series having a principal amount equal to the aggregate liquidation amount of the preferred securities of the holder if we fail to pay principal and any premium or interest on the related series of junior subordinated notes when payable.

   Everest Holdings and the regular trustees are required to furnish annually to the property trustee for the trust certificates to the effect that, to the best knowledge of the individuals providing the certificates, Everest Holdings and the trust are not in default under the trust agreement, or if there has been a default, specifying the default and its status.

Consolidation, Merger or Amalgamation of the Trust

   The trust may not consolidate or merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any entity, except as described below. The trust may, without the consent of the holders of the outstanding preferred securities, consolidate or merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized under the laws of any State if:

  . the successor entity either:

   . expressly assumes all of the obligations of the trust relating to its preferred securities; or

   . substitutes for the trust's preferred securities other securities having substantially the same terms as the preferred securities, so long as the substituted successor securities rank the same as the preferred securities for distributions and payments upon liquidation, redemption and otherwise;

  . we appoint a trustee of the successor entity who has substantially the same powers and duties as the property trustee of the trust;

  . the preferred securities are listed or traded, or any substituted successor securities will be listed upon notice of issuance, on the same national securities exchange or other organization on which the preferred securities are then listed or traded;

  . the merger event does not cause the preferred securities or any substituted successor securities to be downgraded by any national rating agency;

  . the merger event does not adversely affect the rights, preferences and privileges of the holders of the preferred securities or any substituted successor securities in any material respect;

  . the successor entity has a purpose substantially identical to that of the trust;

  . prior to the merger event, we have received an opinion of counsel from a nationally recognized law firm stating that:

   . the merger event does not adversely affect the rights, preferences and privileges of the holders of the trust's preferred securities or any successor securities in any material respect; and

   . following the merger event, neither the trust nor the successor entity will be required to register as an investment company under the Investment Company Act of 1940; and

  . we or our permitted transferee own all of the common securities of the successor entity and guarantee the obligations of the successor entity under the substituted successor securities at least to the extent provided under the preferred securities guarantee.

   In addition, unless all of the holders of the preferred securities approve otherwise, the trust may not consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into or replace it if the transaction would cause the trust or the successor entity to be taxable as a corporation or classified other than as a grantor trust for United States federal income tax purposes.

Voting Rights

   Unless otherwise specified in the prospectus supplement, the holders of the preferred securities will have no voting rights except as discussed below and under "--Amendment of Trust Agreement" and "Description of the Preferred Securities Guarantee--Amendments and Assignment", and as otherwise required by law.

   If any proposed amendment to the trust agreement provides for, or the regular trustees of the trust otherwise propose to effect:

  . any action that would adversely affect the powers, preferences or special rights of the preferred securities in any material respect, whether by way of amendment to the trust agreement or otherwise; or

  . the dissolution, winding-up or termination of the trust other than pursuant to the terms of the trust agreement,

then the holders of the preferred securities as a class will be entitled to vote on the amendment or proposal. In that case, the amendment or proposal will be effective only if approved by the holders of at least a majority in aggregate liquidation amount of the preferred securities.

   Without obtaining the prior approval of the holders of a majority in aggregate liquidation amount of the preferred securities, the trustees of the trust may not:

  . direct the time, method and place of conducting any proceeding for any remedy available to the subordinated indenture trustee for any related junior subordinated notes or direct the exercise of any trust or power conferred on the property trustee with respect to the preferred securities;

  . waive any default that is waivable under the subordinated indenture with respect to any related junior subordinated notes;

  . cancel an acceleration of the principal of any related junior subordinated notes; or

  . consent to any amendment, modification or termination of the subordinated indenture or any related junior subordinated notes where consent is required.

However, if a consent under the subordinated indenture requires the consent of each affected holder of the related junior subordinated notes, then the property trustee must obtain the prior consent of each holder of the preferred securities. In addition, before taking any of the foregoing actions, the property trustee shall obtain an opinion of counsel experienced in such matters to the effect that, as a result of such actions, the trust will not be taxable as a corporation or classified as other than a grantor trust for United States federal income tax purposes.

   The property trustee will notify all preferred securities holders of the trust of any notice of default received from the subordinated indenture trustee with respect to the junior subordinated notes held by the trust.

   Any required approval of the holders of the preferred securities may be given at a meeting of the holders of the preferred securities convened for the purpose or pursuant to written consent. The property trustee will cause a notice of any meeting at which holders of securities are entitled to vote to be given to each holder of record of the preferred securities at the holder's registered address, or to any other address which has been specified in writing, at least 15 days and not more than 90 days before the meeting.

   No vote or consent of the holders of securities will be required for the trust to redeem and cancel the securities in accordance with the trust agreement.

   Notwithstanding that the holders of the preferred securities are entitled to vote or consent under any of the circumstances described above, any of the preferred securities that are owned by Everest Holdings, the trustees of the trust or any affiliate of Everest Holdings or any trustees of the trust, shall, for purposes of any vote or consent, be treated as if they were not outstanding. Preferred securities held by Everest Holdings or any of its affiliates may be exchanged for related junior subordinated notes at the election of the holder.

Amendment of the Trust Agreement

   The trust agreement may be amended from time to time by Everest Holdings and the property trustee and the regular trustees of the trust without the consent of the holders of the preferred securities of the trust to:

  . cure any ambiguity, correct or supplement any provision which may be inconsistent with any other provision or make provisions not inconsistent with any other provisions with respect to matters or questions arising under the trust agreement, in each case to the extent that the amendment does not adversely affect the interests of any holder of the preferred securities in any material respect; or

  . modify, eliminate or add to any provisions to the extent necessary to ensure that the trust will not be taxable as a corporation or classified as other than a grantor trust for United States federal income tax purposes, to ensure that the junior subordinated notes held by the trust are treated as indebtedness for United States federal income tax purposes or to ensure that the trust will not be required to register as an investment company under the Investment Company Act.

   Other amendments to the trust agreement of the trust may be made by Everest Holdings and the trustees of the trust upon approval of the holders of a majority in aggregate liquidation amount of the outstanding preferred securities and receipt by the trustees of an opinion of counsel to the effect that the amendment will not cause the trust to be taxable as a corporation or classified as other than a grantor trust for United States federal income tax purposes, affect the treatment of the junior subordinated notes held by the trust as indebtedness for United States federal income tax purposes or affect the trust's exemption from the Investment Company Act.

   Notwithstanding the foregoing, without the consent of each affected holder of common or preferred securities of the trust, the trust agreement may not be amended to:

  . change the amount or timing of any distribution on the common or preferred securities of the trust or otherwise adversely affect the amount of any distribution required to be made in respect of the securities as of a specified date; or

  . restrict the right of a holder of any securities to institute suit for the enforcement of any payment on or after the distribution date.

   In addition, no amendment may be made to a trust agreement if the amendment would:

  . cause the trust to be taxable as a corporation or characterized as other than a grantor trust for United States federal income tax purposes;

  . cause the junior subordinated notes held by the trust to not be treated as indebtedness for United States federal income tax purposes;

  . cause the trust to be deemed to be an investment company required to be registered under the Investment Company Act; or

  . impose any additional obligation on Everest Holdings or any trustee of the trust without its consent.

Removal and Replacement of Trustees

   The holder of the trust's common securities may remove or replace any of the regular trustees and, unless an event of default has occurred and is continuing under the subordinated indenture, the property and Delaware trustees of the trust. If an event of default has occurred and is continuing under the subordinated indenture, only the holders of the trust's preferred securities may remove or replace the property and Delaware trustees. The resignation or removal of any trustee will be effective only upon the acceptance of appointment by the successor trustee in accordance with the provisions of the trust agreement.

Merger or Consolidation of Trustees

   Any entity into which the property trustee or the Delaware trustee may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which the trustee shall be a party, or any entity succeeding to all or substantially all of the corporate trust business of the trustee, shall be the successor of the trustee under the trust agreement; provided, however, that the entity shall be otherwise qualified and eligible.

Information Concerning the Property Trustee

   For matters relating to compliance with the Trust Indenture Act, the property trustee will have all of the duties and responsibilities of an indenture trustee under the Trust Indenture Act. The property trustee, other than during the occurrence and continuance of a default under the trust agreement, undertakes to perform only the duties as are specifically set forth in the trust agreement and, after a default, must use the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the property trustee is under no obligation to exercise any of the powers given it by the trust agreement at the request of any holder of the preferred securities unless it is offered reasonable security or indemnity against the costs, expenses and liabilities that it might incur. If the property trustee is required to decide between alternative courses of action, construe ambiguous provisions in the trust agreement or is unsure of the application of any provision of the trust agreement, and the matter is not one on which the holders of the preferred securities are entitled to vote, then the property trustee will take such action as it deems advisable and in the best interests of the holders of the preferred and common securities. In this event, the property trustee will have no liability except for its own bad faith, negligence or willful misconduct.

   The Chase Manhattan Bank, which is the property trustee for the trust, also serves as the senior indenture trustee, the subordinated indenture trustee and the guarantee trustee under the preferred securities guarantee described below. Everest Holdings and certain of its affiliates maintain banking relationships with The Chase Manhattan Bank.

Miscellaneous

   The regular trustees of the trust are authorized and directed to conduct the affairs of and to operate the trust in such a way that:

  . it will not be taxable as a corporation or classified as other than a grantor trust for United States federal income tax purposes;

  . the junior subordinated notes held by it will be treated as indebtedness of Everest Holdings for United States federal income tax purposes; and

  . it will not be deemed to be an investment company required to be registered under the Investment Company Act.

   Everest Holdings and the trustees of the trust are authorized to take any action, so long as it is consistent with applicable law, the certificate of trust or trust agreement, that Everest Holdings and the trustees of the trust determine to be necessary or desirable for the above purposes.

   Registered holders of the preferred securities have no preemptive or similar rights.

   The trust may not incur indebtedness or place a lien on any of its assets.

Governing Law

   The trust agreement and the preferred securities will be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws provisions thereof.

               DESCRIPTION OF THE PREFERRED SECURITIES GUARANTEE

   The preferred securities guarantee will be issued pursuant to a guarantee agreement between us and The Chase Manhattan Bank, as the guarantee trustee. We have filed a form of the guarantee agreement as an exhibit to the registration statement of which this prospectus is a part. You also may request a copy of the guarantee agreement from the guarantee trustee at its corporate trust office in Edison, New Jersey. The guarantee agreement will be qualified under the Trust Indenture Act of 1939. The terms of the preferred securities guarantee will include those stated in the guarantee agreement and those made part of the guarantee agreement by reference to the Trust Indenture Act. This section summarizes all of the material provisions of the preferred securities guarantee. You should refer to the guarantee agreement for more detailed information. The guarantee agreement will be executed at the time we issue any preferred securities and will be filed with the SEC on a Form 8-K or by a post-effective amendment to the registration statement of which this prospectus is a part.

   The guarantee agreement will be held by the guarantee trustee for the benefit of the holders of preferred securities of the trust.

General

   We will irrevocably agree to pay in full, to the holders of the preferred securities, the guarantee payments described below, except to the extent previously paid. We will pay the guarantee payments when and as due, regardless of any defense, right of set-off or counterclaim that the trust may have or assert. The following payments, to the extent not paid by the trust, will be covered by the preferred securities guarantee:

  . any accumulated and unpaid distributions required to be paid on the preferred securities, to the extent that the trust has funds available to make the payment;

  . the redemption price, to the extent that the trust has funds available to make the payment; and

  . upon a voluntary or involuntary dissolution, termination, winding-up or liquidation of the trust, other than in connection with a distribution of related junior subordinated notes to holders of the preferred securities, the lesser of:

   . the aggregate of the liquidation amounts specified in the prospectus supplement for each preferred security plus all accumulated and unpaid distributions on the preferred security to the date of payment, to the extent the trust has funds available to make the payment; and

   . the amount of assets of the trust remaining available for distribution to holders of its preferred securities upon liquidation of the trust.

   Our obligation to make a guarantee payment may be satisfied by directly paying the required amounts to the holders of the preferred securities or by causing the trust to pay the amounts to the holders.

   The preferred securities guarantee will be subject to the subordination provisions described below and will not apply to the payment of distributions and other payments on the preferred securities when the trust does not have sufficient funds legally and immediately available to make the distributions or other payments.

Status of the Preferred Securities Guarantee

   The preferred securities guarantee will constitute an unsecured obligation of Everest Holdings and will rank:

  . subordinate and junior in right of payment to all of our other liabilities except those that rank equally or are subordinate by their terms; and

  . equal with any other preferred securities guarantee now or hereafter issued by Everest Holdings on behalf of the holders of the preferred securities issued by any other trust.

   As of September 30, 1999, we had approximately $35 million of indebtedness outstanding that will rank senior to the preferred securities guarantee and no liabilities that rank equally with the preferred securities guarantee. The preferred securities guarantee also will be effectively subordinated to any indebtedness and other liabilities of our subsidiaries. As of September 30, 1999, our subsidiaries had approximately $4.4 billion of indebtedness and other liabilities, including insurance reserves. We anticipate that from time to time we will incur additional indebtedness, including indebtedness senior to the preferred securities guarantee. We will disclose any material changes in these amounts that may occur in any applicable prospectus supplement.

   The preferred securities guarantee will constitute a guarantee of payment and not of collection. This means that the holder of the guaranteed security may sue us to enforce its rights under the preferred securities guarantee without first suing any other person or entity.

Amendments and Assignment

   No consent of the holders of the preferred securities will be required with respect to any changes to the preferred securities guarantee that do not adversely affect the rights of the holders of the preferred securities in any material respect. Other amendments to the preferred securities guarantee may be made only with the prior approval of the holders of at least a majority in aggregate liquidation amount of the preferred securities. All guarantees and agreements contained in the preferred securities guarantee will be binding on our successors, assigns, receivers, trustees and representatives and are for the benefit of the holders of the preferred securities.

Events of Default

   An event of default under the preferred securities guarantee occurs if we fail to make any of our required payments or fail to perform any of our other obligations, and such failure continues for 30 days, under the preferred securities guarantee.

   The holders of at least a majority in aggregate liquidation amount of the preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee relating to the preferred securities guarantee or to direct the exercise of any trust or power given to the guarantee trustee under the preferred securities guarantee.

   The holders of a majority in liquidation amount of preferred securities may waive any past event of default and its consequences.

Information Concerning Guarantee Trustee

   The guarantee trustee under the preferred securities guarantee, other than during the occurrence and continuance of a default under the preferred securities guarantee, will perform only the duties that are specifically described in the preferred securities guarantee. After any default, the guarantee trustee will exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, a guarantee trustee is under no obligation to exercise any of its powers as described in the preferred securities guarantee at the request of any holder of preferred securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

   The Chase Manhattan Bank, which is the guarantee trustee, also serves as the senior indenture trustee, the subordinated indenture trustee and the property trustee for the trust. Everest Holdings and certain of its affiliates maintain banking relationships with The Chase Manhattan Bank.

Termination of the Preferred Securities Guarantees

   The preferred securities guarantee will terminate once the preferred securities are paid in full or redeemed in full or upon distribution of the related junior subordinated notes to the holders of the preferred securities in accordance with the trust agreement. The preferred securities guarantee will continue to be effective or will be reinstated if at any time any holder of preferred securities must restore payment of any sums paid under the preferred securities or the preferred securities guarantee.

Governing Law

   The preferred securities guarantee will be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws provisions thereof.

                      DESCRIPTION OF THE EXPENSE AGREEMENT

   We will execute an expense agreement at the same time that the trust issues the preferred securities. Under the expense agreement, we will irrevocably and unconditionally guarantee to each creditor of the trust the full amount of the trust's costs, expenses and liabilities, other than the amounts owed to holders of its preferred and common securities pursuant to the terms of those securities. Third parties will be entitled to enforce the expense agreement. The expense agreement, once executed, will be filed with the SEC on Form 8-K or by a post-effective amendment to the registration statement of which this prospectus is a part.

   Our obligations under the expense agreement will be subordinated in right of payment to the same extent as the preferred securities guarantee. The expense agreement will contain provisions regarding amendment, termination, assignment, succession and governing law similar to those contained in the preferred securities guarantee.

                  RELATIONSHIP AMONG THE PREFERRED SECURITIES,
               PREFERRED SECURITIES GUARANTEE, EXPENSE AGREEMENT
                AND JUNIOR SUBORDINATED NOTES HELD BY THE TRUST

   Payments of distributions and redemption and liquidation payments due on the preferred securities, to the extent the trust has funds available for the payments, will be guaranteed by us to the extent described under "Description of the Preferred Securities Guarantee". No single document executed by us in connection with the issuance of the preferred securities will provide for a full, irrevocable and unconditional guarantee of the preferred securities. It is only the combined operation of our obligations under the preferred securities guarantee, the trust agreement, the subordinated indenture, the related junior subordinated notes and the expense agreement that has the effect of providing a full, irrevocable and unconditional guarantee of the trust's obligations under the preferred securities.

   As long as we make payments of interest and other payments when due on the junior subordinated notes held by the trust, the payments will be sufficient to cover the payment of distributions and redemption and liquidation payments due on the preferred securities, primarily because:

  . the aggregate principal amount of the junior subordinated notes will be equal to the sum of the aggregate liquidation amounts of the preferred and common securities;

  . the interest rate and interest and other payment dates on the junior subordinated notes will match the distribution rate and distribution and other payment dates for the preferred securities;

  . we have agreed to pay for any and all costs, expenses and liabilities of the trust except the trust's obligations under its preferred securities; and

  . the trust agreement provides that the trust will not engage in any activity that is inconsistent with the limited purposes of the trust.

   If and to the extent that we do not make payments on the junior subordinated notes held by the trust, the trust will not have funds available to make payments of distributions or other amounts due on the preferred securities. In those circumstances, a holder of the preferred securities will not be able to rely upon the preferred securities guarantee for payment of these amounts. Instead, the holder may directly sue us to collect its pro rata share of payments owed. If a holder sues us to collect payment, then we will assume the holder's rights as a holder of preferred securities under the trust agreement to the extent we make a payment to the holder in any legal action.

   A holder of any preferred security may sue us to enforce its rights under the preferred securities guarantee without first suing the guarantee trustee, the trust or any other person or entity.

                              PLAN OF DISTRIBUTION

   We may sell the senior notes and the junior subordinated notes and the trust may sell the preferred securities in one or more of the following ways from time to time:

  . to underwriters for resale to the public or to institutional investors;

  . through agents to the public or to institutional investors; or

  . directly to institutional investors.

   The prospectus supplement for each series of senior notes, junior subordinated notes or preferred securities will set forth the terms of the offering of those senior notes, junior subordinated notes or preferred securities, including the name or names of any underwriters or agents. The prospectus supplement for each series of senior notes, junior subordinated notes or preferred securities will also set forth the purchase price of the senior notes, junior subordinated notes or preferred securities, the proceeds to us or the trust from the sale, any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation, the initial public offering price, any discounts or concession allowed or reallowed or paid to dealers and the securities exchange, if any, on which the senior notes, junior subordinated notes or preferred securities may be listed.

   If underwriters participate in the sale, the senior notes, junior subordinated notes or preferred securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.

   Unless the applicable prospectus supplement states otherwise, the obligations of the underwriters to purchase any series of senior notes, junior subordinated notes or preferred securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the series of senior notes, junior subordinated notes or preferred securities if any are purchased.

   Underwriters and agents may be entitled under agreements entered into with us and/or the trust to indemnification against specific civil liabilities, including liabilities under the Securities Act. Underwriters and agents may engage in transactions with, or perform services for, us in the ordinary course of business.

   Each series of senior notes, junior subordinated notes or preferred securities will be a new issue of securities and will have no established trading market. Any underwriters to whom the senior notes, junior subordinated notes or preferred securities are sold for public offering and sale may make a market in those senior notes, junior subordinated notes or preferred securities. However, those underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

                                    EXPERTS

   The consolidated financial statements of Everest Holdings incorporated in this registration statement by reference to Everest Holdings' Annual Report on Form 10-K for the year ended December 31, 1998 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                           VALIDITY OF THE SECURITIES

   Richards, Layton & Finger, P.A., Wilmington, Delaware, special Delaware counsel to Everest Holdings and the trust, will pass upon the validity of the preferred securities for the trust. Mayer, Brown & Platt, Chicago, Illinois, will pass upon the validity of the senior notes and the junior subordinated notes for Everest Holdings and the preferred securities guarantee for the trust.

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   No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                                ---------------

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                            Page
                                                                            ----
Everest Holdings..........................................................   S-1
Recent Developments.......................................................   S-2
Risk Factors..............................................................   S-5
Use of Proceeds...........................................................   S-8
Ratio of Earnings to Fixed Charges........................................   S-8
Capitalization............................................................   S-9
Selected Consolidated Financial Data......................................  S-10
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................  S-12
Business..................................................................  S-23
Description of the Notes..................................................  S-30
Underwriting..............................................................  S-34
Validity of the Notes.....................................................  S-35

                                  Prospectus

About this Prospectus.....................................................     1
Cautionary Note Regarding Forward-Looking Statements......................     1
Where You Can Find More Information ......................................     2
Everest Holdings .........................................................     3
Recent Developments ......................................................     5
The Proposed Restructuring ...............................................     5
The Trust ................................................................     8
Use of Proceeds ..........................................................     9
Ratio of Earnings to Fixed Charges........................................     9
Accounting Treatment .....................................................     9
Description of the Senior Notes ..........................................    10
Description of the Junior Subordinated Notes .............................    19
Description of the Preferred Securities ..................................    29
Description of the Preferred
 Securities Guarantee ....................................................    36
Description of the Expense Agreement .....................................    38
Relationship among the Preferred Securities, Preferred Securities
 Guarantee, Expense Agreement and Junior Subordinated Notes Held by the
 Trust ...................................................................    38
Plan of Distribution .....................................................    39
Experts ..................................................................    40
Validity of the Securities ...............................................    40

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                                 $450,000,000

                      Everest Reinsurance Holdings, Inc.

                                 $250,000,000

                     8.50% Senior Notes due March 15, 2005

                                 $200,000,000

                     8.75% Senior Notes due March 15, 2010

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                             PROSPECTUS SUPPLEMENT

                                ---------------

                             Goldman, Sachs & Co.

                         Donaldson, Lufkin & Jenrette

                         First Union Securities, Inc.

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